EXECUTION COPY


                               FINANCING AGREEMENT


                                      AMONG


                       THE CIT GROUP/BUSINESS CREDIT, INC.


                                   (AS AGENT),


                      THE LENDERS THAT ARE PARTIES HERETO,


                             MTM TECHNOLOGIES, INC.,


                  AND ITS SUBSIDIARIES THAT ARE PARTIES HERETO,


                                 (AS BORROWERS)


                            DATED: AS OF JUNE 8, 2005

                                TABLE OF CONTENTS

                                                                            PAGE

SECTION 1.  Definitions........................................................1

            1.1      Defined Terms.............................................1

SECTION 2.  Conditions Precedent..............................................19

            2.1      Conditions Precedent to Initial Funding..................19

SECTION 3.  Revolving Loans and Collections...................................23

            3.1      Funding Conditions and Procedures........................23
            3.2      Handling of Proceeds of Collateral; Cash Dominion........25
            3.3      Revolving Loan Account...................................26
            3.4      Repayment of Overadvances................................26
            3.5      Application of Proceeds of Collateral....................26
            3.6      Monthly Statement........................................27
            3.7      Access to CIT's System...................................27

SECTION 4.  Borrowing Agency..................................................28

            4.1      Designation of Borrowing Agent...........................28
            4.2      Co-Borrowing Facility....................................28
            4.3      Separate Sublines........................................29

SECTION 5.  Joint and Several Liability of Companies..........................29

            5.1      Joint and Several Liability..............................29
            5.2      Limitation...............................................29
            5.3      Information..............................................29
            5.4      Unconditional Obligations................................30
            5.5      Subrogation..............................................30

SECTION 6.  Collateral........................................................30

            6.1      Grant of Security Interest...............................30
            6.2      Limited License..........................................31
            6.3      Representations, Covenants and Agreements Regarding Colla31
            6.4      Representations Regarding Accounts and Inventory.........31

            6.5      Covenants and Agreements Regarding Accounts and
                     Inventory................................................32
            6.6      Covenants and Agreements Regarding Equipment.............33
            6.7      General Intangibles......................................34
            6.8      Commercial Tort Claims...................................34
            6.9      Letter of Credit Rights..................................34
            6.10     Real Estate..............................................34
            6.11     Reference to Other Loan Documents........................34
            6.12     Credit Balances; Additional Collateral...................34

SECTION 7.  Representations, Warranties and Covenants.........................35

            7.1      Initial Disclosure Representations and Warranties........35
            7.2      Affirmative Covenants....................................37
            7.3      Financial Covenants......................................45
            7.4      Negative Covenants.......................................46

SECTION 8.  Interest, Fees and Expenses.......................................48

            8.1      Interest.................................................48
            8.2      Default Interest Rate....................................49
            8.3      Fees and Expenses Relating to Letters of Credit..........49
            8.4      Out-of Pocket Expenses...................................49
            8.5      Line of Credit Fee; Collection Days......................49
            8.6      Loan Facility Fee; Application of Deposits and
                     Commitment Fee...........................................49
            8.7      Administrative Management Fee............................50
            8.8      Standard Operational Fees................................50
            8.9      LIBOR Loans..............................................50
            8.10     LIBOR Breakage Costs and Fees............................52
            8.11     Early Termination Fee and Prepayment Premium.............52
            8.12     Capital Adequacy.........................................52
            8.13     Taxes, Reserves and Other Conditions.....................53
            8.14     Authority to Charge Revolving Loan Account...............54

SECTION 9.  Powers............................................................54

            9.1      Authority................................................54
            9.2      Limitations on Exercise..................................54

SECTION 10. Events of Default and Remedies....................................55

            10.1     Events of Default........................................55
            10.2     Remedies With Respect to Outstanding Loans...............56
            10.3     Remedies With Respect to Collateral......................56
            10.4     Application of Proceeds..................................58
            10.5     General Indemnity........................................58

SECTION 11. Termination.......................................................59

SECTION 12. Miscellaneous.....................................................59

            12.1     Waivers..................................................59
            12.2     Entire Agreement; Amendments.............................60
            12.3     Usury Limit..............................................60
            12.4     Severability.............................................60
            12.5     WAIVER OF JURY TRIAL; SERVICE OF PROCESS.................60
            12.6     Notices..................................................60
            12.7     CHOICE OF LAW............................................62

SECTION 13. Agreements Regarding the Lenders..................................62

            13.1     Copies of Statements and Financial Information...........62
            13.2     Payments of Principal, Interest and Fees.................62
            13.3     Defaulting Lender........................................62
            13.4     Participations and Assignments...........................62
            13.5     Sharing of Liabilities...................................64
            13.6     Exercise of Setoff Rights................................64
            13.7     Confidentiality..........................................64

SECTION 14. Agency............................................................65

            14.1     Appointment of Agent; Powers.............................65
            14.2     Delegation of Agent's Duties.............................66
            14.3     Disclaimer of Agent's Liabilities........................66

            14.4     Reliance and Action by Agent.............................66
            14.5     Events of Default........................................67
            14.6     Lenders' Due Diligence...................................67
            14.7     Right to Indemnification.................................67
            14.8     Other Transactions.......................................68
            14.9     Resignation of Agent.....................................68
            14.10    Voting Rights; Agent's Discretionary Rights..............68
            14.11    Deemed Consent...........................................69
            14.12    Notice of Termination of Commitment......................69
            14.13    Survival of Agreements of the Lenders....................70

EXHIBITS

          Exhibit A          -  Form of Assignment and Transfer Agreement
          ---------
          Exhibit B          -  Form of Revolving Credit Note
          ---------
          Exhibit C          -  Form of Compliance Certificate
          ---------

SCHEDULES

          Schedule 1.1(a)       -    Existing Liens
          ---------------
          Schedule 1.1(b)       -    Existing Indebtedness
          ---------------
          Schedule 1.1(c)       -    Description of Mortgaged Real Estate
          ---------------
          Schedule 7.1(b)       -    Company and Collateral Information
          ---------------

         THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation ("CIT"), with offices located at 1211 Avenue of the Americas, New York, New York 10036 and any other entity becoming a Lender hereunder pursuant to Section 13.4 of this Financing Agreement, are collectively referred to as the "Lenders" and individually as a "Lender"), and CIT, as the Agent for the Lenders (the "Agent"), are pleased to confirm the terms and conditions under which the Lenders, acting through the Agent, shall make revolving loans and other financial accommodations to MTM TECHNOLOGIES, INC., a New York corporation (the "Parent"), with a principal place of business at 850 Canal Street, Stamford, Connecticut 06902, each of its subsidiaries that is a party hereto (each of the Parent and each such subsidiary, a "Company" and collectively the "Companies") and any other entity that becomes a party hereto, a "Company" and a borrower hereunder pursuant to Section 7.4(g) of this Financing Agreement.

         SECTION 1. DEFINITIONS
                    -----------

         1.1  DEFINED TERMS. As used in this Financing Agreement:
              -------------

              ACCOUNTS shall mean any and all of each Company's present and future: (a) accounts (as defined in the UCC); (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC);
(c) unpaid seller's or lessor's rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant to this Financing Agreement; (f) guaranties, other supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any of the foregoing (including rights to payment, including those arising in connection with bank and non-bank credit cards), and all books and records and any electronic media and software relating thereto; (i) notes, deposits or other property of such Company's account debtors securing the obligations owed by such account debtors to the Company; and (j) all Proceeds of any of the foregoing.

              ACQUISITION CONDITIONS shall mean, with respect to any Permitted Acquisition, that (i) Borrowing Agent shall have given Agent not less than twenty (20) days prior written notice of the intention of the applicable acquiring Company, or an entity organized by the Parent for the purpose of making such Permitted Acquisition (each a "Buyer") to consummate such Permitted Acquisition, which notice shall include, in reasonable detail (x) a description of such Permitted Acquisition, (y) a statement of the Buyer's expected sources and uses of cash pertaining to such Permitted Acquisition, which sources and uses shall be reasonably satisfactory to the Agent, and (z) a calculation, certified by Parent's chief executive officer or chief financial officer, showing that on a pro forma basis, after giving effect to such Permitted Acquisition, the Parent and its consolidated Subsidiaries shall be in compliance with Section 7.3(a) and (b) (it being understood that no such chief executive officer or chief financial officer shall have any personal liability to any Lender hereunder with respect to any such certificates if such officer believes in good faith that the information set forth therein is accurate), (ii) if the sources of cash reflected in the statement described in clause (y) above include the proceeds of (A) Indebtedness (other than Revolving Loans), such Indebtedness shall constitute Investor Obligations or be unsecured Subordinated Debt having terms acceptable to the Agent and the holder thereof shall have executed and delivered a Subordination Agreement to and in favor of the Agent, or (B)

Revolving Loans, to the extent permitted under Section 7.4(j), then the certification described in clause (z) above shall also include a calculation showing that immediately after giving effect to the borrowing of such Revolving Loans, Net Availability shall not be less than $2,000,000, (iii) the Agent shall have received and reviewed to its satisfaction copies of all of the applicable acquisition documents, (iv) Agent shall have received the results of a UCC, tax and judgment lien search, and pending litigation search, against the Target and
(v) the Buyer or the Target, as the case may be, shall have (1) become a Guarantor pursuant to a guaranty executed and delivered by it, in form and substance satisfactory to the Agent (and, in the Agent's sole discretion and with its prior written consent, such Buyer or Target may become a borrower and Company under this Financing Agreement pursuant to a joinder agreement executed and delivered by it, in form and substance satisfactory to the Agent) and (2) granted to the Agent, as collateral security for all Obligations, and the Agent shall have perfected, a first priority lien on and security interest in all of its personal property and real property (if so requested by the Agent); provided, however, that the preceding clauses (v)(1) and (2) shall not apply in cases where the Buyer or the Target is an Excluded Subsidiary.

              ADMINISTRATIVE MANAGEMENT FEE shall mean an amount equal to $30,000 per annum, payable to the Agent exclusively in accordance with Section
8.7 of this Financing Agreement.

              AGENT'S BANK ACCOUNT shall mean a bank account of the Agent designated in writing by the Agent to the Company from time to time.

              APPLICABLE MARGIN shall mean zero percent (-0-%) for Chase Bank Rate Loans and three percent (3%) for LIBOR Loans.

              ASSIGNMENT AND TRANSFER AGREEMENT shall mean the Assignment and Transfer Agreement in the form of Exhibit A attached hereto.

              AVAILABILITY RESERVE shall mean an amount equal to, without duplication, the sum of:

              (a) any reserve which the Agent may establish from time to time pursuant to the express terms of this Financing Agreement; plus

              (b) except to the extent, if any, waived in writing by the Agent:
(i) three (3) months rental payments or similar charges for any premises leased by any Company or other premises at which any Collateral of such Company is located for which such Company has not delivered to the Agent a landlord's waiver in form and substance reasonably satisfactory to the Agent; and (ii) three (3) months estimated payments (plus any other fees or charges owing by such Company) to any applicable warehousemen or third party processor (as determined by the Agent in the exercise of its reasonable business judgment), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to the Agent of any such acceptable waiver, (y) the opening or closing of a Collateral location and/or (z) any change in the amount of rental, storage or processor payments or similar charges; plus

              (c) a monthly reserve for accrued interest on LIBOR Loans having an Interest Period of more than 30 days; plus ----

              (d) the Textron Reserves; plus

              (e) Five Hundred Thousand Dollars ($500,000); plus

              (f) such other reserves against Net Availability as the Agent deems necessary in the exercise of its reasonable business judgment as a result of (i) negative forecasts and/or trends in any Company's business, industry, prospects, profits, operations or financial condition or (ii) other issues, circumstances or facts that could otherwise be reasonably anticipated to negatively impact such Company or its business, prospects, profits, operations, industry, financial condition or assets.

              BORROWING AGENT shall mean the Parent, acting in its capacity as borrowing agent for the benefit of itself and the other Companies, pursuant to
Section 4 hereof.

              BORROWING BASE shall mean, at any time:

              (a) the sum at such time of: (i) eighty-five percent (85%) of each Company's outstanding Eligible Accounts Receivable; plus (ii) the lesser of (x) eighty percent (80%) of the combined value of each Company's Eligible In-transit Inventory, valued at the lower of cost or market value or (y) $500,000 in the aggregate; plus, without duplication, (iii) the lesser of (x) eighty percent (80%) of the combined value of each Company's Eligible Finished Goods Inventory, valued at the lower of cost or market value or (y) $500,000 in the aggregate; less

              (b) the amount of the Availability Reserve in effect at such time.

              BUSINESS DAY shall mean any day on which the Agent and JPMorgan Chase Bank, N.A. are open for business.

              CAPITAL EXPENDITURES shall mean, for any period, the aggregate expenditures of the Companies during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected on the consolidated balance sheet of the Parent.

              CAPITAL LEASE shall mean the lease by any Company of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the consolidated balance sheet of the Parent.

              CASUALTY PROCEEDS shall mean (a) payments or other proceeds from an insurance carrier with respect to any loss, casualty or damage to Collateral, and (b) payments received on account of any condemnation or other governmental taking of any of the Collateral.

              CHANGE OF CONTROL shall mean the occurrence of any of the following events: (a) the acquisition by any person or group (as such term is used in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than one or more of the Investors that own voting stock of the Parent on the Closing Date, of beneficial ownership of 50% or more of the voting power of the total issued and outstanding shares of voting stock of the Parent; or (b) the Parent shall cease to own directly, or indirectly through one or more of the other Companies, 100% of the total issued and outstanding capital stock of each of the other Companies; provided, however, that, nothing herein shall be construed as a waiver of the Parent's or any other Company's obligations under
Section 7.4(d) in connection with the transfer of the capital stock of any Company to another Company or any other corporate restructuring.

              CHASE BANK RATE shall mean the rate of interest per annum announced by JPMorgan Chase Bank, N.A. (or its successor) from time to time as its "prime rate" in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. to its borrowers).

              CHASE BANK RATE LOAN shall mean any Revolving Loan that bears interest based upon the Chase Bank Rate.

              CIT'S SYSTEM shall mean the Agent's StuckeyNet or other internet-based loan accounting and reporting system.

              CLOSING DATE shall mean the date on which this Financing Agreement is executed by each Company that initially is a party hereto, the Agent and the Lenders that initially are parties hereto, and delivered to the Agent.

                  COLLATERAL shall mean, collectively, all present and future assets and properties of the Companies, including, without limitation, all present and future Accounts, Equipment, Inventory and other Goods, Documents of Title, General Intangibles, Investment Property, and Other Collateral, but shall not include any Excluded Collateral.

              COLLECTION DAYS shall mean a period of one (1) Business Day after the deposit of proceeds of Collateral or other monies into the Agent's Bank Account, for which interest may be charged on the aggregate amount of such deposits at the rate provided for in Section 8.1 or 8.2 (if applicable) of this Financing Agreement.

              COMMITMENT shall mean, as to each Lender, the amount of the commitment for such Lender set forth on the signature page to this Financing Agreement or in the Assignment and Transfer Agreement to which such Lender is a party, as such amount may be reduced or increased in accordance with the provisions of Section 13.4(b) or any other applicable provision of this Financing Agreement.

              COMMITMENT LETTER shall mean the Commitment Letter dated February 14, 2005 issued by CIT to, and accepted by, the Parent, for itself and on behalf of the other Companies.

              CONFIDENTIAL INFORMATION shall have the meaning provided for in
Section 13.7 of this Agreement.

              CONSOLIDATED BALANCE SHEET shall mean a consolidated balance sheet for the Parent and its consolidated Subsidiaries, eliminating all inter-company transactions and prepared in accordance with GAAP.

              CONSOLIDATED EBITDA shall mean, for any period, with respect to the Parent and its consolidated Subsidiaries, other than the Excluded Subsidiaries, all earnings before all interest, tax obligations and depreciation and amortization expense for such period, all determined in conformity with GAAP on a basis consistent with the latest audited financial statements of the Parent, but excluding the effect of extraordinary and/or nonrecurring gains or losses for such period.

              CONSOLIDATED FIXED CHARGE COVERAGE RATIO shall mean, for any period, the quotient (expressed as a ratio) obtained by dividing (a) Consolidated EBITDA for such period by (b) Consolidated Fixed Charges for such period.

              CONSOLIDATED FIXED CHARGES shall mean, for any period, with respect to the Parent and its consolidated Subsidiaries, other than the Excluded Subsidiaries, the sum of (a) all cash interest obligations (including, without limitation, cash interest obligations in respect of any Investor Obligations, Textron Obligations and/or Subordinated Debt) paid or due during such period,
(b) the amount of all scheduled fees paid to the Agent and the Lenders during such period, (c) the amount of principal repaid in cash or scheduled to be repaid but not paid on Indebtedness (other than the Revolving Loans and any loans made pursuant to the Textron Loan Agreement) during such period (including, without limitation, principal repayments in respect of any Investor Obligations and/or Subordinated Debt, but not including principal repayments in respect of any Indebtedness that is, by its terms, payable only in stock) provided, that, cash payments made in respect of Indebtedness incurred in connection with any Permitted Acquisition will be excluded from Consolidated Fixed Charges to the extent that they were made with the proceeds of capital contributions (either in the form of equity or Subordinated Debt) and not with the proceeds of Revolving Loans or other working capital, (d) unfinanced Capital Expenditures incurred during such period, (e) all federal, state and local income tax expenses due and payable during such period, (f) all cash payments made or due in respect of any earnout or similar contingent obligations during such period, provided, that, such cash payments will be excluded from Consolidated Fixed Charges to the extent that they were made with the proceeds of capital contributions (either in the form of equity or Subordinated Debt) and not with the proceeds of Revolving Loans or other working capital and (g) all payments made or due in respect of Capital Leases during such period.

              CONSOLIDATED SENIOR LEVERAGE shall mean, as of any date, the quotient (expressed as a ratio) obtained by dividing (a) the sum of the aggregate principal amount of the Obligations plus the aggregate principal amount of the Textron Obligations, as of such date, by (b) Consolidated EBITDA for the applicable period ending on such date.

              CONSOLIDATING BALANCE SHEET shall mean a Consolidated Balance Sheet plus individual balance sheets for the Parent and each of its consolidated Subsidiaries, showing all eliminations of inter-company transactions and prepared in accordance with GAAP.

              COPYRIGHTS shall mean all present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

              DEFAULT shall mean any event specified in Section 10.1 hereof, regardless of whether any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has occurred or been satisfied.

              DEFAULT RATE OF INTEREST shall mean a rate of interest equal to two percent (2%) per annum greater than the interest rate accruing on the Obligations pursuant to Section 8.1 hereof, which the Agent and the Lenders shall be entitled to charge the Companies in the manner set forth in Section 8.2 of this Financing Agreement.

              DEPOSITORY ACCOUNT shall mean each bank account (and the related lockbox, if any) subject to the Agent's control that is established by the Agent or any Company pursuant to Section 2.1(j) or Section 3.2(c) of this Financing Agreement.

              DEPOSITORY ACCOUNT CONTROL AGREEMENT shall mean a three-party agreement in form and substance satisfactory to the Agent among the Agent, a Company and the bank which will maintain a Depository Account (a) which provides the Agent with control of such Depository Account and provides for the transfer of funds in a manner consistent with the provisions of Section 3.2(b) of this Financing Agreement, and (b) pursuant to which such bank agrees that (x) all cash, checks, wires and other items received or deposited into the Depository Account are the property of the Agent, for the benefit of the Lenders, and (y) except as otherwise provided in the Depository Account Control Agreement, such bank has no lien upon, or right of set off against, the Depository Account and any cash, checks, wires and other items from time to time on deposit therein.

              DILUTION PERCENTAGE shall mean, with respect to the Companies during any period of measurement, the weighted average quotient (expressed as a percentage) obtained by dividing (a) the aggregate amount of each Company's non-cash reductions against such Company's Trade Accounts Receivable, during such period, by (b) the average amount of such Company's gross sales during such period, as determined by the Agent in the exercise of its reasonable business judgment. The Dilution Percentage shall be determined by the Agent based on its reviews of the periodic financial and collateral reports submitted by the Companies to the Agent as well as the results of the periodic field examinations of the Companies conducted by the Agent from time to time. The period of measurement for calculating the Dilution Percentage shall be determined by the Agent from time to time in the exercise of its reasonable business judgment.

              DOCUMENTATION FEES shall mean the Agent's standard fees for the use of the Agent's in-house legal department relating to any and all modifications, waivers, releases, legal file reviews or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations.

              DOCUMENTS OF TITLE shall mean all of each Company's present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or non-negotiable, together with all Inventory and other Goods relating thereto, and all Proceeds of any of the foregoing.

              EARLY TERMINATION DATE shall mean a date prior to any Termination Date on which the Companies terminate this Financing Agreement or the Revolving Line of Credit.

              EARLY TERMINATION FEE shall mean an amount equal to the product obtained by multiplying (a) the maximum amount of the Revolving Line of Credit times (b) (i) two percent (2%) if the Early Termination Date occurs on or before the date that is 180 days following the Closing Date, (ii) one percent (1%) if the Early Termination Date occurs after the date that is 180 days following the Closing Date but on or before the first anniversary of the Closing Date; (iii) one-half of one percent (1/2 of 1%) if the Early Termination Date occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date and (iv) one-quarter of one percent (1/4 of 1%) if the Early Termination Date occurs after the second anniversary of the Closing Date and prior to the date which is ten (10) Business Days prior to the initial or any subsequent Termination Date.

              ELECTRONIC TRANSMISSION shall have the meaning given to such term in Section 7.2(g) of this Financing Agreement.

              ELIGIBLE ACCOUNTS RECEIVABLE shall mean the gross amount of each Company's Trade Accounts Receivable that are subject to a valid, first priority and fully perfected security interest in favor of the Agent, for the benefit of the Lenders, which conform to the warranties contained herein and which, at all times, continue to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, the sum of:

              (a) actual returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), plus

              (b) reserves for such Trade Accounts Receivable that arise from, or are subject to or include: (i) sales to the United States of America, any state or other governmental entity (with the exception of municipalities) or to any agency, department or division thereof, except for any such sales as to which such Company has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rule or regulation to the Agent's satisfaction in the exercise of its reasonable business judgment; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (x) secured by letters of credit (in form and substance satisfactory to the Agent) issued or confirmed by, and payable at, banks acceptable to the Agent having a place of business in the United States of America, or (y) to customers residing in Canada, provided that such Accounts are payable in United States Dollars; (iii) Accounts that remain unpaid more than the earlier of (x) in the case of all customers other than those described in clause (i) hereof, ninety (90) days from invoice date or sixty (60) days from due date or (y) in the case of customers described in clause (i) hereof, one hundred twenty (120) days from invoice date or ninety (90) days from due date;
(iv) contra accounts; (v) sales to any subsidiary (direct or indirect) or parent

(direct or indirect) of such Company, or to any other person or entity otherwise affiliated with such Company or with any shareholder, subsidiary (direct or indirect) or parent (direct or indirect) of such Company in any way (other than sales by any Company to a portfolio company of an Investor on standard, fair and reasonable terms and conditions, no less favorable to such Company than such Company could obtain in a comparable arms-length transaction with an unrelated third party); (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is either (w) insolvent, (x) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (y) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (z) financially unacceptable to the Agent or has a credit rating unacceptable to the Agent; (viii) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than the earlier of the applicable number of days from invoice date, as set forth in clause (iii) hereof or the applicable number of days from due date, as set forth in clause (iii) hereof; (ix) sales to any customer and/or its affiliates to the extent the aggregate outstanding amount of such sales made by all Companies at any time exceeds twenty percent (20%) or more of all Eligible Accounts Receivable at such time; (x) pre-billed receivables; (xi) receivables arising from progress billings, unless otherwise specifically agreed to in writing by the Agent; provided, however, that deferred revenue billings shall be considered eligible for that portion of the related Accounts which have been performed, earned and invoiced and which the applicable account debtor is unconditionally obligated to pay without offset, defense or counterclaim under the terms of the specific customer agreements, subject to the Agent's review of and satisfaction with the underlying contract and/or purchase order associated therewith; and (xii) sales not payable in United States currency; plus

(c) reserves established by the Agent to account for increases in the Dilution Percentage above five percent (5%), and such other reserves against Trade Accounts Receivable as the Agent deems necessary in the exercise of its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Agent or the Lenders.

              ELIGIBLE INVENTORY shall mean the gross amount of each Company's Inventory that is subject to a valid, first priority and fully perfected security interest in favor of the Agent, for the benefit of the Lenders, and which conforms to the warranties contained herein and which, at all times continues to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, (a) all work-in-process, (b) all supplies (other than raw materials), (c) all Inventory not present in the United States of America, (d) all Inventory returned or rejected by such Company's customers (other than goods that are undamaged and resalable in the normal course of business) and goods to be returned to such Company's suppliers, (e) all Inventory in transit, other than Eligible In-transit Inventory, or Inventory in the possession of a warehouseman, bailee, third party processor, or other third party, unless such warehouseman, bailee or third party has executed a notice of security interest agreement (in form and substance satisfactory to the Agent), and (f) the amount of such other reserves against Inventory as the Agent deems necessary in the exercise of its reasonable business judgment, including, without limitation, reserves for special order, licensed or private label goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and Taxes.

              ELIGIBLE FINISHED GOODS INVENTORY shall mean, as of any date of determination, Eligible Inventory consisting of finished goods with respect to which the applicable Company is in possession of a then currently valid purchase order and which Eligible Inventory has remained in such Company's possession for not more than sixty (60) days as of such date of determination.

              ELIGIBLE IN-TRANSIT INVENTORY shall mean, as of any date of determination, Eligible Inventory consisting of finished goods that is then in transit to the applicable Company's customer and which was purchased by such Company pursuant to the Floor Planning Arrangement from a vendor approved thereunder.

              EQUIPMENT shall mean all of each Company's present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, rolling stock, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all Proceeds of any of the foregoing.

              ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

              EUROCURRENCY RESERVE REQUIREMENTS shall mean for any day, as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates of reserve requirement (expressed as a decimal fraction) in effect with respect to the Agent or any Lender on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by the Agent or any Lender (such rates to be adjusted to the nearest one-sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one-sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%).

              EVENT(S) OF DEFAULT shall have the meaning given to such term in
Section 10.1 of this Financing Agreement.

              EXCLUDED COLLATERAL shall mean (a) the assets and properties of each Excluded Subsidiary, if any, and (b) such capital stock of, or other equity interest in, any Excluded Subsidiary owned by any Company or Guarantor as the Agent, in its sole discretion, shall have agreed in writing shall constitute Excluded Collateral. As of the Closing Date there shall be no Excluded Collateral. In the event that the Agent agrees, in its sole discretion, that any assets or properties in which it has a security interest shall constitute Excluded Collateral, the Agent shall deliver to the applicable Companies such documents (including UCC partial releases) as shall be necessary to release such security interest.

              EXCLUDED SUBSIDIARY shall mean each Subsidiary of the Parent formed or acquired after the Closing Date, if any, as to which the Borrowing Agent and the Agent, in its sole discretion, shall have agreed in writing shall constitute an Excluded Subsidiary. As of the Closing Date there shall be no Excluded Subsidiaries.

              FLOOR PLANNING ARRANGEMENT shall mean the inventory financing extended to the Companies by Textron pursuant to the Textron Agreement.

              GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.

              GENERAL INTANGIBLES shall mean all of each Company's present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, (b) Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) any other forms of intellectual property, (g) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, (h) all monies and claims for monies now or hereafter due and payable in connection with the foregoing, including, without limitation, payments for infringement and royalties arising from any licensing agreement between any Company and any licensee of any of such Company's General Intangibles, and (i) all Proceeds of any of the foregoing.

              GOODS shall mean all of each Company's present and hereafter acquired "Goods", as defined in the UCC, and all Proceeds thereof.

              GUARANTY shall mean, with respect to each Company, the joint and several guaranty of such Company pursuant to Section 5 hereof.

              GUARANTOR shall mean (i) with respect to each Company, at all times when such Company is acting in its capacity as a joint and several guarantor of the Obligations of the other Companies, pursuant to Section 5 hereof, and (ii) any other future guarantor of all or any part of the Obligations.

              INDEBTEDNESS shall mean, without duplication, all liabilities, contingent or otherwise, which are either (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, or (b) obligations with respect to Capital Leases.

              INDEMNIFIED PARTY shall have the meaning given to such term in
Section 10.5 of this Financing Agreement.

              INGRAM MICRO shall mean Ingram Micro Inc., and its successors and permitted assigns.

              INGRAM MICRO DOCUMENTS shall mean, collectively: (a) all purchase orders submitted by one or more of the Companies to Ingram Micro; and (b) that certain Security Agreement, effective as of June 8, 2005, between the Companies and Ingram Micro.

              INGRAM MICRO OBLIGATIONS shall mean all obligations, liabilities and indebtedness arising under the Ingram Micro Documents and owing by each Company that is a party thereto or a guarantor of the repayment thereof.

              INTEREST PERIOD shall mean, subject to availability: (a) with respect to an initial request by the Borrowing Agent for a LIBOR Loan or the conversion of a Chase Bank Rate Loan to a LIBOR Loan, at the option of the Borrowing Agent a one-month, two-month, three-month or six-month period commencing on the borrowing or conversion date with respect to such LIBOR Loan and ending one month, two months, three months or six months thereafter, as applicable; and (b) with respect to any continuation of a LIBOR Loan, at the option of the Borrowing Agent a one-month, two-month, three-month or six-month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one month, two months, three months or six months thereafter, as applicable; provided that (i) if any Interest Period would otherwise end on a day which is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day, and (ii) if any Interest Period begins on the last Working Day of any month, or on a day for which there is no numerically corresponding day in the month in which such Interest Period ends, such Interest Period shall end on the last Working Day of the month in which such Interest Period ends.

              INVENTORY shall mean all of each Company's present and hereafter acquired inventory (as defined in the UCC) including, without limitation, all merchandise and inventory in all stages of production (from raw materials through work-in-process to finished goods), and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping of the foregoing, and all Proceeds of any of the foregoing.

              INVESTMENT PROPERTY shall mean all of each Company's present and hereafter acquired "Investment Property", as defined in the UCC, together with all stock and other equity interests issued by (x) each Company, other than the Parent, and all Proceeds thereof and (y) each Subsidiary of each Company, and all Proceeds thereof.

              INVESTOR(S) shall mean, individually, any Purchaser, and collectively, all of the Purchasers, as such terms are defined in the Investor Purchase Agreement and shall include the successors and assigns of any such Purchaser.

              INVESTOR AGENT shall mean Pequot Private Equity Fund III, L.P. (or, in its discretion, its investment advisor) as collateral agent under the Investor Loan Documents.

              INVESTOR LOAN DOCUMENTS shall mean the Loan Documents, as such term is defined in the Investor Purchase Agreement.

              INVESTOR NOTES shall mean any and all notes issued pursuant to the Investor Purchase Agreement.

              INVESTOR OBLIGATIONS shall mean: (a) all loans, advances and other extensions of credit made by the Investors pursuant to the Investor Purchase Agreement; and (b) any and all other indebtedness, obligations and liabilities which may be owed by any Company to the Investor Agent or any Investor and arising out of, or incurred in connection with, the Investor Notes or any of the other Investor Loan Documents, whether (i) now in existence or incurred by such Company from time to time hereafter, (ii) secured by pledge, lien upon or security interest in any of such Company's assets or property or the assets or property of any other person, firm, entity or corporation, (iii) such Indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) such Company is liable to the Investor Agent or any Investor for such Indebtedness as principal, surety, endorser, guarantor or otherwise.

              INVESTOR PURCHASE AGREEMENT shall mean the Purchase Agreement dated December 7, 2004, as amended, among the Parent and the Investors.

              LIBOR shall mean, for any Interest Period and subject to availability, a rate of interest equal to the quotient obtained by dividing: (a) at the Agent's election, (i) LIBOR for such Interest Period as quoted to the Agent by JPMorgan Chase Bank, N.A. (or any successor thereof) two (2) Business Days prior to the first day of such Interest Period, or (ii) the rate of interest determined by the Agent at which deposits in U.S. Dollars are offered for such Interest Period as presented on Telerate Systems at page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (provided that if two or more offered rates are presented on Telerate System at page 3750 for such Interest Period, the arithmetic mean of all such rates, as determined by the Agent, will be the rate elected); by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirements, if any, in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.

              LIBOR INTEREST PAYMENT DATE shall mean, with respect to any LIBOR Loan, the last day of the Interest Period for such LIBOR Loan, provided, however, that if the Interest Period with respect to such LIBOR Loan is longer than three months, then, in such case, LIBOR Interest Payment Date shall mean the last day of each three month period.

              LIBOR LENDING OFFICE shall mean, (a) with respect to the Agent and CIT, the office of JPMorgan Chase Bank, N.A., or any successor thereof, located at 270 Park Avenue, New York, NY 10017, and (b) with respect to each Lender, the address set forth on the signature page to this Financing Agreement or the Assignment and Transfer Agreement to which such Lender is a party.

              LIBOR LOAN shall mean any loans made pursuant to this Financing Agreement that bear interest based upon LIBOR.

              LINE OF CREDIT shall mean the aggregate commitment of the Lenders in an amount equal to $25,000,000 to make Revolving Loans pursuant to Section 3 of this Financing Agreement.

              LINE OF CREDIT FEE shall mean the fee payable to the Agent, for the ratable benefit of the Lenders, in accordance with, and pursuant to, the provisions of Section 8.5 of this Financing Agreement.

              LOAN DOCUMENTS shall mean this Financing Agreement, the Promissory Notes, the Stock Pledge Agreement, the other closing documents executed by any of the Companies and any other ancillary loan and security agreements executed by any of the Companies or the Guarantors from time to time in connection with this Financing Agreement, all as may be renewed, amended, restated or supplemented from time to time.

              LOAN FACILITY FEE shall mean the fee payable to the Agent, for the ratable benefit of the Lenders, in accordance with, and pursuant to, the provisions of Section 8.6 of this Financing Agreement.

              MATERIAL ADVERSE EFFECT shall mean a material adverse effect on either (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Parent and the other Companies, taken as a whole, (b) the ability of any Company to perform its obligations under this Financing Agreement or any other Loan Document, or to enforce its rights against account debtors of such Company, (c) the value of the Collateral or (d) the ability of the Agent or the Lenders to enforce the Obligations or their rights and remedies under this Financing Agreement or any of the other Loan Documents.

              NET AVAILABILITY shall mean, at any time, the amount by which (a) the Borrowing Base at such time exceeds the principal amount of all then outstanding Revolving Loans.

              OBLIGATIONS shall mean: (a) all loans, advances and other extensions of credit made by the Agent for the account of the Lenders to each Company or to others for such Company's account (including, without limitation, all Revolving Loans); (b) any and all other indebtedness, obligations and liabilities which may be owed by any Company to the Agent or any Lender and arising out of, or incurred in connection with, this Financing Agreement or any of the other Loan Documents (including all Out-of-Pocket Expenses), whether (i) now in existence or incurred by such Company from time to time hereafter, (ii) secured by pledge, lien upon or security interest in any of such Company's assets or property or the assets or property of any other person, firm, entity or corporation, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) such Company is liable to the Agent or any Lender for such indebtedness as principal, surety, endorser, guarantor or otherwise; (c) without duplication, each Company's liabilities to the Agent under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Agent, on behalf of the Lenders, may make or issue to others for such Company's account, including the Agent's acceptance of drafts or the Agent's endorsement of notes or other instruments for such Company's account and benefit; and (d) any and all indebtedness, obligations and liabilities incurred by, or imposed on, the Agent or any Lender as a result of environmental claims relating to any Company's obligations, waste disposal practices or disposal sites.

              OPERATING LEASES shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

              OTHER COLLATERAL shall mean: (a) all of each Company's present and hereafter established lockbox, blocked account and other deposit accounts maintained with any bank or financial institution into which the proceeds of Collateral are or may be deposited (including the Depository Accounts); (b) all of each Company's cash and other monies and property in the possession or control of the Agent or any Lender (including negative balances in the Revolving Loan Account and cash collateral held by the Agent pursuant to Section 3.5(b) hereof); (c) all of each Company's books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and (d) all Proceeds of any of the foregoing.

              OUT-OF-POCKET EXPENSES shall mean all of the Agent's and the Lenders' present and future costs, fees and expenses incurred in connection with this Financing Agreement and the other Loan Documents, including, without limitation, (a) the cost of lien searches (including tax lien and judgment lien searches), pending litigation searches and similar items, (b) fees and taxes imposed in connection with the filing of any financing statements or other personal property security documents; (c) all costs and expenses incurred by the Agent in opening and maintaining the Depository Accounts and any related lockboxes, depositing checks, and receiving and transferring funds (including charges imposed on the Agent for "insufficient funds" and the return of deposited checks); (d) any amounts paid by, incurred by or charged to the Agent by an issuing bank under any letter of credit, the account party in respect of which is a Company, or the reimbursement agreement relating thereto, any application for any letter of credit or other like document which pertains either directly or indirectly to any such letter of credit, and the Agent's standard fees relating to any such letter of credit and any drafts thereunder;
(e) title insurance premiums, real estate survey costs, note taxes, intangible taxes and mortgage or recording taxes and fees; (f) all appraisal fees and expenses payable by any Company hereunder, and all costs, fees and expenses incurred by the Agent and the Lenders in connection with any action taken under
Section 7.2(a) hereof, including reasonable travel, meal and lodging expenses of the Agent's personnel; (g) all costs that the Agent may incur to maintain the Required Insurance, and all reasonable costs, fees and expenses incurred by the Agent in connection with the collection of Casualty Proceeds and the monitoring of any repair or restoration of any Real Estate; (h) all reasonable costs, fees, expenses and disbursements of outside counsel hired by the Agent to consummate the transactions contemplated by this Financing Agreement (including the documentation and negotiation this Financing Agreement, the other Loan Documents and all amendments, supplements and restatements thereto or thereof), and to advise the Agent and/or the Lenders as to matters relating to the transactions contemplated hereby; (i) all costs, fees and expenses incurred by the Agent and the Lenders in connection with any action taken under Section 10.3 hereof; and
(j) without duplication, all costs, fees and expenses incurred by the Agent and the Lenders in connection with the collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and the rights of the Agent and the Lenders under this Financing Agreement, including, without limitation, all reasonable fees and disbursements of in-house and outside counsel to the Agent and the Lenders incurred as a result of a workout, restructuring, reorganization, liquidation, insolvency proceeding and in any appeals arising therefrom, whether incurred before, during or after the termination of this Financing Agreement or the commencement of any case with respect to any Company, any Guarantor or any subsidiary of any Company (as the case may be) under the United States Bankruptcy Code or any similar statute.

              OVERADVANCES shall mean, at any time, the amount by which (a) the sum at such time of the principal amount of all outstanding Revolving Loans exceeds (b) the Borrowing Base at such time.

              PATENTS shall mean all present and hereafter acquired patents, patent applications, registrations, all reissues and renewals thereof, all licenses thereof, all inventions and improvements claimed thereunder, all general intangible, intellectual property and other rights of each Company with respect thereto, and all income, royalties and other Proceeds of the foregoing.

              PERMITTED ACQUISITION shall mean an acquisition by any Company of all or a substantial part of the capital stock or other equity interests or assets of a Target, which acquisition satisfies each of the following conditions: (i) no Default or Event of Default shall have occurred on or prior to the date of any such acquisition or would be caused upon the consummation thereof, (ii) the assets acquired (or the assets of the Target in which such capital stock or equity interest is acquired) are to be used in the same or a substantially similar line of business as that conducted by such Company and
(iii) if the capital stock or other equity interests of such Target are acquired, the governing body of such Target shall have approved such acquisition to the extent such approval is required. For the purposes of this definition, any Target (or assets of a Target to be acquired) materially involved in the business of producing, manufacturing, designing, reselling, marketing, licensing or providing products (including intellectual property and software) or services relating to information technology shall be deemed to be conducting a substantially similar business as that conducted by the acquiring Company.

              PERMITTED DISTRIBUTIONS shall mean (a) dividends declared and paid in cash by any subsidiary of the Parent to the Parent, and by any subsidiary of a Company (other than the Parent) to such Company; and (b) dividends payable solely in stock or other equity interests of any Company.

              PERMITTED ENCUMBRANCES shall mean: (a) all liens existing on the Closing Date on specific items of Equipment and Real Estate and described on
Schedule 1.1(a) attached hereto; (b) Purchase Money Liens; (c) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and securing amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens), and with respect to which adequate reserves or other appropriate provisions are being maintained by the applicable Company in accordance with GAAP; (d) deposits made (and the liens thereon) in the ordinary course of business of the applicable Company (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (e) liens granted to the Agent, for the benefit of the Lenders, by each Company; (f) liens of judgment creditors, provided that such liens do not exceed $100,000 in the aggregate at any time (other than liens bonded or insured to the reasonable satisfaction of the Agent); (g) Permitted Tax Liens; (h) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (i) do not materially interfere with the occupation, use or enjoyment by the Company of its business or property so encumbered and
(ii) in the reasonable business judgment of the Agent, do not materially and adversely affect the value of such Real Estate; (i) liens granted by one or more of the Companies on personal property to secure the payment and performance of the Investor Obligations and the Textron Obligations; and (j) liens granted by one or more of the Companies on personal property to secure the payment and performance of the Ingram Micro Obligations.

              PERMITTED INDEBTEDNESS shall mean: (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) Indebtedness secured by Purchase Money Liens; (c) Indebtedness arising under this Financing Agreement; (d) deferred Taxes and other expenses incurred in the ordinary course of business; (e) Subordinated Debt; (f) the Investor Obligations; (g) the Textron Obligations up to a principal amount not to exceed $15,000,000 and (h) other Indebtedness existing on the Closing Date and listed on Schedule 1.1(b) attached hereto; (i) guarantees of Capital Leases; (j) unsecured guarantees by the Parent of any Indebtedness or other obligation of any Company permitted hereunder; and (k) unsecured guarantees by any Company of any Indebtedness or other obligation of any other Company permitted hereunder.

              PERMITTED TAX LIENS shall mean liens for Taxes not due and payable and liens for Taxes that the applicable Company is contesting in good faith, by appropriate proceedings which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves are being maintained by such Company in accordance with GAAP; provided that in either case, such liens
(a) are not filed of record in any public office, (b) other than with respect to Real Estate, are not senior in priority to the liens granted by such Company to the Agent, for the benefit of the Lenders, or (c) do not secure taxes owed to the United States of America (or any department or agency thereof) or any State or State authority, if applicable State law provides for the priority of tax liens in a manner similar to the laws of the United States of America.

              PRO RATA PERCENTAGE shall mean, as to each Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender's Commitment at such time and the denominator of which is the aggregate amount of all Commitments at such time (or in the event that the Commitments of the Lenders hereunder have terminated, the numerator of which is the principal amount of loans then owed to such Lender hereunder and the denominator of which is the principal amount of loans then owed to all Lenders hereunder, as reflected by CIT's System).

              PROCEEDS shall have the meaning given to such term in the UCC, including, without limitation, all Casualty Proceeds.

              PROMISSORY NOTES shall mean, collectively, the notes in the form of Exhibit B attached hereto, delivered by, and executed jointly and severally by, each Company to each Lender to evidence the loans made by such Lender to the Companies pursuant to this Financing Agreement.

              PURCHASE MONEY LIENS shall mean (i) liens on any item of Equipment acquired by the applicable Company after the date of this Financing Agreement, provided that (a) each such lien shall attach only to the Equipment acquired,
(b) a description of the Equipment so acquired is furnished by such Company to the Agent, and (ii) liens on any item of Equipment acquired by the applicable Company after the date of this Financing Agreement arising in connection with a Capital Lease of such Equipment, provided, that each such lien shall attach only to the Equipment leased.

              REAL ESTATE shall mean all of each Company's present and future fee and leasehold interests in real property, including the real property owned by such Company as of the Closing Date and described on Schedule 1.1(c) attached hereto.

              REGULATORY CHANGE shall mean any change after the Closing Date in United States federal, state or foreign law or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or the adoption or making after the Closing Date of any interpretation, directive or request applying to a class of lenders including the Agent or any Lender of or under any United States federal, state or foreign law or regulation, in each case whether or not having the force of law and whether or not failure to comply therewith would be unlawful.

              REQUIRED INSURANCE shall have the meaning provided for in Section 7.2(c) of this Financing Agreement.

              REQUIRED LENDERS shall mean (a) at all times while there are (2) two or fewer Lenders hereunder, all of the Lenders, and (b) at all times while there are three (3) or more Lenders hereunder, those Lenders holding at least fifty-one percent (51%) of the total Commitments under the Line of Credit (or fifty-one percent (51%) of the outstanding principal amount of all loans outstanding hereunder, as reflected by CIT's System, in the event that the Commitments of the Lenders hereunder have terminated).

              REVOLVING LINE OF CREDIT shall mean the Commitments of the Lenders to make Revolving Loans pursuant to Section 3 of this Financing Agreement in an aggregate amount not to exceed $25,000,000.

              REVOLVING LOAN ACCOUNT shall mean the account on the Agent's books, in the name of the Borrowing Agent, in which the Companies will be charged with all Obligations when due or incurred by the Agent or any Lender.

              REVOLVING LOANS shall mean the loans and advances made from time to time to or for the account of the Companies by the Agent, on behalf of the Lenders, pursuant to Section 3 of this Financing Agreement.

              SETTLEMENT DATE shall mean Friday of each week (or if any Friday is not a Business Day on which all Lenders are open for business, the immediately preceding Business Day on which all Lenders are open for business), provided that, after the occurrence of an Event of Default or during a continuing decline or sudden increase in the principal amount of Revolving Loans, the Agent, in its discretion, may require that the Settlement Date occur more frequently (even daily) so long as any Settlement Date chosen by the Agent is a Business Day on which each Lender is open for business.

              STOCK PLEDGE AGREEMENT shall mean that certain Stock Pledge Agreement executed on or about the Closing Date by the Parent in favor of the Agent, as the same may be amended, modified, supplemented or restated from time to time.

              SUBORDINATED DEBT shall mean all indebtedness of any Company (and the note(s) evidencing such indebtedness) that is subordinated in right of payment to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement.

              SUBORDINATION AGREEMENT shall mean (a) an agreement (in form and substance satisfactory to the Agent) among a Company obligated on Subordinated Debt, the subordinating creditor to which such Subordinated Debt is owed and the Agent, on behalf of the Lenders, pursuant to which such Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations, and (b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement.

              SUBSIDIARY shall mean any entity, all of whose equity interests having ordinary voting power (other than equity interests having such power only by reason of the happening of a contingency) to elect a majority of the directors (or other persons performing similar functions) of such entity, are owned, directly or indirectly, by another entity.

              TARGET shall mean an entity, the assets or equity interests of which are the subject of a Permitted Acquisition.

              TAXES shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be owed or collected by each Company with respect to its business, operations, Collateral or otherwise.

              TERMINATION DATE shall mean the date occurring three (3) years from the Closing Date and the same date in every year thereafter.

              TEXTRON shall mean Textron Financial, Inc., and its successors and permitted assigns.

              TEXTRON LOAN AGREEMENT shall mean the Loan and Security Agreement among Textron and the Companies, dated as of June 8, 2005, as the same may be amended, modified, supplemented or restated from time to time.

              TEXTRON INTERCREDITOR AGREEMENT shall mean the Intercreditor Agreement between Textron and the Agent, dated on or about the Closing Date, as the same may be amended, modified, supplemented or restated from time to time.

              TEXTRON OBLIGATIONS shall mean all obligations, liabilities and indebtedness arising under the Textron Agreement and owing by each Company that is a party thereto or a guarantor of the repayment thereof.

              TEXTRON RESERVES shall mean, as of any date of determination, an amount equal to the sum of (i) the unpaid principal amount of Textron Obligations outstanding on such date, (ii) accrued and unpaid interest on Textron Obligations owing on such date and (iii) the unpaid amount of all fees and expenses payable under the Textron Agreement and owing on such date.

              TRADE ACCOUNTS RECEIVABLE shall mean that portion of each Company's Accounts which arises from (i) the sale of Inventory or the rendition or provision (including providing for the availability) of services in the ordinary course of such Company's business, (ii) the resale of third-party software (or licenses thereof), or (iii) the resale of third-party maintenance or other similar service contracts.

              TRADEMARKS shall mean all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, corporate names, business names, service marks, logos and any other designs or sources of business identities, prints and labels (on which any of the foregoing may appear), all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

              UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the State of New York.

              WORKING DAY shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

         SECTION 2. CONDITIONS PRECEDENT.

         2.1 CONDITIONS PRECEDENT TO INITIAL FUNDING. The obligation of the Agent and the Lenders to make the initial Revolving Loan hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Revolving Loans, of the following conditions precedent:

              (a) LIEN SEARCHES. The Agent shall have received a pending litigation search, and tax lien, judgment lien and Uniform Commercial Code searches from all jurisdictions reasonably required by the Agent, and such searches shall verify that the Agent, for the benefit of the Lenders, has a first priority security interest in the Collateral, subject only to Permitted Encumbrances.

              (b) CASUALTY INSURANCE. The Companies shall have delivered to the Agent evidence satisfactory to the Agent that all Required Insurance is in full force and effect, and the Agent shall have confirmed that the Agent, for the benefit of the Lenders, has been named as a loss payee or additional insured with respect to the Required Insurance in a manner satisfactory to the Agent.

              (c) UCC FILINGS. All UCC financing statements and similar documents required to be filed in order to create in favor of the Agent, for the benefit of the Lenders, a first priority perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or applicable law), shall have been properly filed in each office in each jurisdiction required. The Agent shall have received (i) acknowledgement copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made), and (ii) evidence that all necessary filing fees, taxes and other expenses related to such filings have been paid in full.

              (d) RESOLUTIONS. The Agent shall have received a copy of the resolutions of the Board of Directors of each Company authorizing the execution, delivery and performance of the Loan Documents to be executed by such Company, certified by the Secretary or Assistant Secretary of such Company as of the date hereof, together with a certificate of such Secretary or Assistant Secretary as to the incumbency and signature of the officer(s) executing the Loan Documents on behalf of such Company.

              (e) ORGANIZATIONAL DOCUMENTS. The Agent shall have received a copy of the Certificate or Articles of Incorporation of each Company, certified by the applicable authority in such Company's state of incorporation, and copies of the by-laws (as amended through the date hereof) of such Company, certified by the Secretary or an Assistant Secretary thereof.

              (f) OFFICER'S CERTIFICATE. The Agent shall have received an executed Officer's Certificate for each Company, satisfactory in form and substance to the Agent, certifying that as of the Closing Date (i) the representations and warranties contained herein are true and correct in all material respects, (ii) such Company is in compliance with all of the terms and provisions set forth herein and (iii) no Default or Event of Default has occurred.

              (g) DISBURSEMENT AUTHORIZATIONS. The Borrowing Agent shall have delivered to the Agent all information necessary for the Agent to issue wire transfer instructions on behalf of the Borrowing Agent for the initial and subsequent loans and/or advances to be made under this Financing Agreement, including disbursement authorizations in form acceptable to the Agent.

              (h) EXAMINATION AND VERIFICATION; NET AVAILABILITY; PROJECTIONS. The Agent shall have completed and be satisfied with an updated examination and verification of the Trade Accounts Receivable, Inventory and the books and records of each Company, and such examination shall indicate that (i) after giving effect to all loans, advances and extensions of credit to made on the Closing Date, the sum of (A) unallocated cash on the Consolidated Balance Sheet plus (B) Net Availability shall be not less than $4,000,000, of which not less than $2,000,000 shall be derived from Net Availability calculated in the manner required by the Commitment Letter, and (ii) no material adverse change has occurred in the financial condition, business, prospects, profits, operations or assets of the Parent and its consolidated Subsidiaries, taken as a whole, since the last day of the fiscal year ended in March 2004. In addition, the Companies shall have delivered to the Agent, and the Agent shall be satisfied with, updated balance sheet, income statement, cash flows and Net Availability projections for the Parent and its consolidated Subsidiaries, on a consolidated basis, for not less than twelve (12) months following the Closing Date.

              (i) DEPOSITORY ACCOUNTS; PAYMENT DIRECTION. (i) Each applicable Company or the Agent, on behalf of the Lenders, shall have established one or more Depository Accounts with respect to the collection of Accounts and the deposit of proceeds of Collateral, and (ii) the Agent, each such Company and each depository bank shall have entered into a Depository Account Control Agreement with respect to each Depository Account.

              (j) OPINIONS. Subject to the filing, priority and remedies provisions of the UCC, the provisions of the Bankruptcy Code, insolvency statutes or other like laws, the equity powers of a court of law and such other matters as may be agreed upon with the Agent, counsel for the Companies shall have delivered to the Agent, on behalf of the Lenders, opinion(s) satisfactory to the Agent opining, inter alia, that the execution and delivery of the Loan Documents by the Companies are (i) valid, binding and enforceable according to their respective terms, (ii) duly authorized, (iii) do not violate any terms, provisions, representations or covenants in the articles of incorporation, by-laws or other organizational agreement of any Company and (iv) to the best knowledge of such counsel, do not violate any terms, provisions, representations or covenants in any loan agreement, mortgage, deed of trust, note, security agreement, indenture or other material contract to which any Company is a signatory, or by which any Company (or any of such Company's assets) are bound.

              (k) LEGAL RESTRAINTS/LITIGATION. As of the Closing Date, there shall be no (x) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Financing Agreement, or (y) suit, action, investigation or proceeding (judicial or administrative) pending against any Company, any Guarantor, any subsidiary of any Company or any of their assets, which, in the opinion of the Agent, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

              (l) ADDITIONAL DOCUMENTS. Each applicable Company shall have executed and delivered to the Agent all Loan Documents necessary to consummate the lending arrangement contemplated by this Financing Agreement.

              (m) BACKGROUND CHECKS. The Agent shall have received and be satisfied with background checks on key managers and stockholders of each Company as the Agent shall designate.

              (n) COMMITMENT LETTER. Each Company shall have fully complied with all of the terms and conditions of the Commitment Letter.

              (o) PROMISSORY NOTES. If the Required Lenders elect to evidence their Commitments with respect to the Revolving Line of Credit with Promissory Notes, each Company shall have jointly and severally executed and delivered to each Lender a Promissory Note in the form attached hereto as Exhibit B.

              (p) STOCK PLEDGE AGREEMENT. The Parent shall have executed and delivered to the Agent, for the benefit of the Lenders, the Stock Pledge Agreement in form and substance satisfactory to the Agent covering all capital stock issued by each of the Parent's Subsidiaries, other than the Excluded Subsidiary, together with all stock certificates and duly executed stock powers (undated and in-blank) with respect thereto.

              (q) THE FLOOR PLANNING ARRANGEMENT. The Agent shall have received and reviewed to its satisfaction the Textron Loan Agreement, and all documents, instruments and agreements to be executed or delivered by each Company in connection with the Floor Planning Arrangement. In addition, the Agent and Textron shall have entered into the Textron Intercreditor Agreement.

              (r) VENTURE COMPANY ARRANGEMENTS. The Agent shall have received and reviewed to its satisfaction the documents evidencing the Investor Obligations, or pursuant to which such Obligations are governed or were created and secured. In addition, the Agent and the holders of the Investor Obligations shall have entered into one or more intercreditor agreements containing terms and conditions satisfactory to the Agent.

              (s) SUPPLIER ARRANGEMENTS. The Agent shall have received and reviewed to its satisfaction (i) the documents evidencing the Ingram Micro Obligations or pursuant to which such Obligations are governed or were created and (ii) the documents pursuant to which the liens securing the Ingram Micro Obligations are governed or were created. In addition, the Agent and the holder of the Ingram Micro Obligations shall have entered into an intercreditor agreement containing terms and conditions satisfactory to the Agent.

              (t) SUBORDINATED DEBT. The Agent shall have received and reviewed to its satisfaction the documents evidencing the Subordinated Debt outstanding on the Closing Date, or pursuant to which such Subordinated Debt is governed or was created. If required by the Agent, each holder of such Subordinated Debt shall have executed in favor of the Agent a Subordination Agreement containing terms and conditions satisfactory to the Agent.

Upon the execution of this Financing Agreement and the initial disbursement of the initial loans hereunder, all of the above conditions precedent shall have been deemed satisfied, except as the Companies and the Agent shall otherwise agree in a separate writing.

         SECTION 3.  REVOLVING LOANS AND COLLECTIONS
                     -------------------------------

         3.1  FUNDING CONDITIONS AND PROCEDURES.
              ---------------------------------

              (a) AMOUNTS AND REQUESTS. Subject to the terms and conditions of this Financing Agreement, the Agent and the Lenders, pro rata in accordance with their respective Pro Rata Percentages, severally (and not jointly) agree to make loans and advances to the Borrowing Agent, for the benefit of the Companies, on a revolving basis (i.e. subject to the limitations set forth herein, the Borrowing Agent, for the benefit of the Companies, may borrow, repay and re-borrow Revolving Loans). In no event shall the Agent or any Lender have an obligation to make a Revolving Loan to any Company, nor shall the Borrowing Agent be entitled to request or receive a Revolving Loan, if (i) a Default or Event of Default shall have occurred and remain outstanding on the date of request for such Revolving Loan or the date of the funding thereof, (ii) the amount of such Revolving Loan, when added to the principal amount of the Revolving Loans outstanding on the date of the request therefor or the funding thereof, would exceed the Revolving Line of Credit, or (iii) amount of such Revolving Loan would exceed the Net Availability on the date of the request therefor or the funding thereof. Any request for a Revolving Loan must be received by an officer of the Agent no later than 11:00 a.m., New York City time, (a) on the Business Day on which such Revolving Loan is required, if the request is for a Chase Bank Rate Loan, or (b) three (3) Business Days prior to the Business Day on which such Revolving Loan is required, if the request is for a LIBOR Loan. The funding of any LIBOR Loan is also subject to the satisfaction of the conditions set forth in Section 8.9 of this Financing Agreement.

              (b) PHONE AND ELECTRONIC LOAN REQUESTS. Each Company hereby authorizes the Agent and the Lenders to make Revolving Loans to the Borrowing Agent, for the benefit of the Companies, based upon a telephonic or e-mail request (or, if permitted by the Agent, based upon a request posted on CIT's System) made by any officer or other employee of the Borrowing Agent that the Borrowing Agent has authorized in writing to request Revolving Loans hereunder, as reflected by the Agent's records. Each telephonic, e-mail or posted request by the Borrowing Agent shall be irrevocable, and the Borrowing Agent agrees to confirm any such request for a Revolving Loan in a writing approved by the Agent and signed by such authorized officer or employee, within one (1) Business Day of the Agent's request for such confirmation. The Agent shall have the right to rely on any telephonic, e-mail or posted request for a Revolving Loan made by anyone purporting to be an officer or other employee of the Borrowing Agent that the Borrowing Agent has authorized in writing to request Revolving Loans hereunder, without further investigation.

              (c) ADVANCES BY THE AGENT. The Agent, on behalf of the Lenders, shall disburse all loans and advances to the Borrowing Agent and shall handle all collections of Collateral and repayment of all Obligations. It is understood that for purposes of advances to the Borrowing Agent and for purposes of this
Section 3.1, the Agent will be using the funds of the Agent, and pending settlement, all interest accruing on such advances shall be payable to the Agent.

              (d)  SETTLEMENT AMONG LENDERS.

                   (i) Unless the Agent shall have been notified in writing by any Lender prior to any advance to the Borrowing Agent that such Lender will not make the amount which would constitute its Pro Rata Percentage of the borrowing on such date available to the Agent, the Agent may assume that such Lender shall make such amount available to the Agent on a Settlement Date, and in reliance upon such assumption, the Agent may make available to the Borrowing Agent a corresponding amount. A certificate of the Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error. If such Lender's Pro Rata Percentage of such borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent shall be entitled to recover from any Company, on demand, such Lender's Pro Rata Percentage of such borrowing, together with interest thereon (for the account of the Agent) at the rate per annum applicable to such borrowing, without prejudice to any rights which the Agent may have against such Lender under Section 13.3 hereof. Nothing contained herein shall be deemed to obligate the Agent to make available to the Borrowing Agent the full amount of a requested advance when the Agent has any notice (written or otherwise) that any of the Lenders will not advance its Pro Rata Percentage thereof.

                   (ii) On each Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall advanced their respective Pro Rata Percentages of all outstanding Revolving Loans. Each Lender's obligation to make the Revolving Loans referred to in
Section 3.1(a) and to make the settlements pursuant to this Section 3.1(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (v) any set-off, counterclaim, recoupment, defense or other right which any such Lender or any Company may have against the Agent, any Company, any other Lender or any other person, (w) the occurrence or continuance of a Default or an Event of Default, (x) any adverse change in the condition (financial or otherwise) of any Company, (y) any breach of this Financing Agreement or any other Loan Document by any Company or any other Lender or (z) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

              (e) REAFFIRMATION OF REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties set forth in Sections 6.7, 6.8, 6.9 and 7.1, all of the representations and warranties made by each Company in this Financing Agreement shall be deemed to be remade by such Company each time that the Borrowing Agent requests a Revolving Loan under this Financing Agreement, and each such request shall also constitute a representation and warranty by such Company that, after giving effect to the requested Revolving Loan, no Default or Event of Default shall have occurred and remain outstanding.

              (f) TRADE ACCOUNTS RECEIVABLE AND INVENTORY OF TARGET. In no event shall any Trade Accounts Receivable or Inventory, title to which shall have been acquired by a Company pursuant to a Permitted Acquisition, or which shall be held by a Target which is the subject of a Permitted Acquisition and which has become a party to this Financing Agreement pursuant to the satisfaction of the Acquisition Conditions, in either case constitute Eligible

Accounts Receivables or Eligible Inventory, nor shall Lenders be obligated to make any Revolving Advances against such Trade Accounts Receivable or Inventory, unless and until (x) Agent shall have had a reasonable opportunity to conduct a field examination and evaluation of such Trade Accounts Receivable and Inventory, and shall have determined, in the exercise of its sole discretion, the extent, if any, to which any such Trade Accounts Receivable and Inventory shall constitute Eligible Accounts Receivables and Eligible Inventory, respectively, (y) the Companies shall have delivered to the Agent and the Agent shall have reviewed to its satisfaction (i) a formal due diligence report, (ii) a set of revised projections, prepared on a month by month basis for the twelve month period following the consummation of such Permitted Acquisition, of the Consolidated Balance Sheet and Consolidating Balance Sheet, consolidated and consolidating statements of profit and less and cash flow of the Parent and its consolidated Subsidiaries, and projected Net Availability for each Company for such period and (iii) an integration plan in reasonable detail and scope, which shall include a timeline for the substantial completion or accomplishment of the steps identified by the Companies as necessary to such integration (the "milestones") and (z) the Companies, the Agent and the Lenders shall have entered into a written agreement pursuant to which this Financing Agreement shall be amended to provide, among other things, that the satisfaction of each milestone in all material respects on or before the applicable date set forth in the timeline described in clause (y) (iii) hereof shall constitute an affirmative covenant pursuant to Section 7.3 hereof. In the event that, based on all of the foregoing criteria and conditions, the Agent determines to include such Trade Accounts Receivable or Inventory within the Borrowing Base, then the Agent may, in its sole discretion, revise the advance rates, reserves and/or eligibility criteria with respect to such Trade Accounts Receivable or Inventory.

         3.2  HANDLING OF PROCEEDS OF COLLATERAL; CASH DOMINION.
              -------------------------------------------------

              (a) COLLECTION OF ACCOUNTS AND OTHER PROCEEDS. Each Company, at its expense, will enforce and collect payments and other amounts owing on all of its Accounts in the ordinary course of such Company's business subject to the terms hereof. Each Company agrees to direct its account debtors to send payments on all of its Accounts (other than Accounts that constitute Excluded Collateral) directly to a lockbox associated with a Depository Account, and to include on all of such Company's invoices the address of such lockbox as the sole address for remittance of payment. Notwithstanding the foregoing, should any Company ever receive any payment on any Accounts (other than Accounts that constitute Excluded Collateral) or other Proceeds of the sale of Collateral, including checks, cash, receipts from credit card sales and receipts, notes or other instruments or property with respect to any Collateral, such Company agrees to hold such proceeds in trust for the Agent, for the benefit of the Lenders, separate from such Company's other property and funds, and to deposit such proceeds directly into a Depository Account on the Business Day received.

              (b) TRANSFER OF FUNDS FROM DEPOSITORY ACCOUNTS. Funds remaining on deposit in a Depository Account shall be transferred to the Agent's Bank Account on each Business Day in accordance with the terms and provisions of the applicable Depository Account Control Agreement, and each Company agrees to take all actions reasonably required by the Agent or any bank at which a Depository Account owned by such Company is maintained in order to effectuate the transfer of funds in this manner. Subject to charges for Collection Days, all amounts received from a Depository Account and any other proceeds of the Collateral deposited into the Agent's Bank Account will, for purposes of calculating Net Availability and interest, be credited to the Revolving Loan Account on the date of deposit in the Agent's Bank Account. No checks, drafts or other instruments received by the Agent shall constitute final payment to the Agent unless and until such instruments have actually been collected.

              (c) NEW DEPOSITORY ACCOUNTS. Each Company agrees not to open any lockbox or new bank account into which Proceeds of Collateral are to be delivered or deposited unless concurrently with the opening of such lockbox and/or bank account, the Agent, such Company and the bank which will maintain such lockbox or at which such account will be maintained, execute a Depository Account Control Agreement with respect to such lockbox and/or related bank account. Upon compliance with the terms set forth above, such lockbox and/or bank account shall constitute a Depository Account for purposes of this Financing Agreement.

         3.3 REVOLVING LOAN ACCOUNT. The Agent shall charge the Revolving Loan Account for all loans and advances made by the Agent and the Lenders to the Borrowing Agent or for the account of any Company and for all any other Obligations, including Out-of-Pocket Expenses, when due and payable hereunder. Subject to the provisions of Section 3.5 below, the Agent will credit the Revolving Loan Account with all amounts received by the Agent from each Depository Account or from others for each Company's account, including, as set forth above, all amounts received by the Agent in payment of Accounts, and such amounts will be applied to payment of the Obligations in the order and manner set forth herein. In no event shall prior recourse to any Account or other security granted to or by any Company be a prerequisite to the Agent's or the Lenders' rights to demand payment of any of the Obligations. In addition, such Company agrees that neither the Agent nor any Lender shall have any obligation whatsoever to perform in any respect any of the Company's contracts or obligations relating to the Accounts of such Company.

         3.4 REPAYMENT OF OVERADVANCES. If at any time (a) the sum of the outstanding balance of Revolving Loans exceed the Revolving Line of Credit, or
(b) an Overadvance exists, the amount of such excess (in the case of clause (a)) or the amount of the Overadvance (in the case of clause (b)) shall be immediately due and payable unless the Agent (as permitted hereunder) or the Lenders otherwise agree in writing. Should the Agent or the Lenders for any reason honor requests for Overadvances, such Overadvances shall be made in the Agent's or the Lenders' sole discretion and subject to any additional terms the Agent or the Lenders deem necessary.

         3.5  APPLICATION OF PROCEEDS OF COLLATERAL.
              -------------------------------------

              (a) GENERALLY. Unless this Financing Agreement expressly provides otherwise, so long as no Event of Default shall have occurred and remain outstanding, the Agent agrees to apply (i) all Proceeds of Trade Accounts Receivable to the Revolving Loan Account, and (ii) any other payment received by the Agent with respect to the Obligations, in such order and manner as the Agent shall elect in the exercise of its reasonable business judgment.

              (b) APPLICATION OF PROCEEDS TO CHASE BANK RATE LOANS AND LIBOR LOANS. So long as no Event of Default shall have occurred and remain outstanding, the Agent agrees to apply all Proceeds of Collateral and other payments described in Section 3.5(a) to Chase Bank Rate Loans until there are no Chase Bank Rate Loans outstanding, and then to LIBOR Loans; provided that in the event the aggregate outstanding principal amount of Revolving Loans that are LIBOR Loans exceeds Net Availability or any other applicable limit set forth herein, the Agent may apply all proceeds of Collateral received by the Agent to the payment of the Obligations in such manner and in such order as the Agent may elect in the exercise of its reasonable business judgment. Subject to the terms of the preceding sentence, so long as no Event of Default shall have occurred and remain outstanding, if the Agent receives Proceeds of Collateral or other payments that exceed the outstanding principal amount of Revolving Loans that are Chase Bank Rate Loans, Borrowing Agent may request, in writing, that the Agent not apply such excess Proceeds to outstanding Revolving Loans that are LIBOR Loans, in which case the Agent shall remit such excess to the Borrowing Agent, for further distribution by it to the Companies. If as a result of the application of the provisions of this Section 3.5(b), any Proceeds of Collateral are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such LIBOR Loans and the Lenders shall be entitled to the costs and fees provided for in Section 8.10 hereof.

              (c) APPLICATION OF PROCEEDS DURING AN EVENT OF DEFAULT. If an Event of Default shall have occurred and remain outstanding, except as otherwise provided in the Textron Intercreditor Agreement, the Agent agrees to apply all Proceeds of Collateral and all other payments received by the Agent to the payment of the Obligations in the manner and order set forth in Section 10.4 hereof. If as a result of the application of the provisions of this Section 3.5(c), any Proceeds or payments are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such LIBOR Loans and the Lenders shall be entitled to the costs and fees provided for in Section 8.10 hereof.

         3.6 MONTHLY STATEMENT. After the end of each month, the Agent agrees to prepare and make available to the Borrowing Agent (by mail, facsimile, e-mail or posting to CIT's System, as mutually agreed to by the Borrowing Agent and the Agent) and the Lenders, a statement showing the accounting for the charges, loans, advances and other transactions occurring among the Agent, the Lenders, the Borrowing Agent and the Companies during that month. Absent manifest error, each monthly statement shall be deemed correct and binding upon the Borrowing Agent, each Company and the Lenders, and shall constitute accounts stated among the Borrowing Agent, each Company, the Lenders and the Agent, as the case may be, unless the Agent receives a written statement of exception from the Borrowing Agent or any Lender within thirty (30) days of the date of such monthly statement.

         3.7 ACCESS TO CIT'S SYSTEM. The Agent shall provide to the Borrowing Agent access to CIT's System during normal business hours, for the purposes of
(i) obtaining information regarding loan balances and Net Availability, and (ii) if permitted by the Agent, making requests for Revolving Loans and submitting borrowing base certificates. Such access shall be subject to the following terms, in addition to all terms set forth on the website for CIT's System:

              (a) The Agent shall provide to the Borrowing Agent an initial password for secured access to CIT's System. The Borrowing Agent shall provide the Agent with a list of officers and employees that are authorized from time to time access CIT's System, and the Borrowing Agent agrees to limit access to the password and CIT's System to such authorized officers and employees. After the initial access, the Borrowing Agent shall be solely responsible for (i) changing and maintaining the integrity of the Borrowing Agent's password and (ii) any unauthorized use of the Borrowing Agent's password or CIT's System by the Borrowing Agent's officers and employees.

              (b) The Borrowing Agent shall use the CIT's System and the Borrowing Agent's information thereon solely for the purposes permitted above, and shall not access the CIT's System for the benefit of third parties or provide any information obtained from the CIT's System to third parties. The Agent makes no representation that loan balance or Net Availability information is or will be available, accurate, complete, correct or current at all times. CIT's System may be inoperable or inaccessible from time to time, whether for required website maintenance, upgrades to CIT's System, or for other reasons, and in any such event the Borrowing Agent must obtain loan balance and Net Availability information, and (if permitted by the Agent) make requests for Revolving Loans and submit borrowing base certificates using other available means.

              (c) The Borrowing Agent hereby confirms and agrees that CIT's System consist of proprietary software, data, tools, scripts, algorithms, business logic, website designs and interfaces and related intellectual property, information and documentation. CIT's System and related intellectual property, information and documentation are the sole and exclusive property of the Agent, and the Borrowing Agent shall have no right, title or interest therein or thereto, except for the limited right to access CIT's System for the purposes permitted above. Upon termination of this Financing Agreement, the Borrowing Agent agrees to cease any use of the CIT's System.

              (d) All agreements, covenants and representations and warranties made by the Borrowing Agent in any borrowing base certificate submitted to the Agent by means of CIT's System are incorporated herein by reference.

         SECTION 4.  BORROWING AGENCY.
                     ----------------

         4.1 DESIGNATION OF BORROWING AGENT. Each Company hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Company, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

         4.2 CO-BORROWING FACILITY. The handling of the revolving credit facility established pursuant to this Financing Agreement as a co-borrowing facility with a borrowing agent in the manner set forth in this Financing Agreement is solely as an accommodation to the Companies and at their request. Lender has made such accommodation based upon its understanding that the operations of each Company are integrated with the operations of the other Companies, and that the Companies effectively maintain a single integrated business. Neither Agent nor any Lender shall incur liability to any Company as a result of the co-borrowing facility described herein. To induce Agent and

Lenders to do so and in consideration thereof, each Company hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any person arising from or incurred by reason of the handling of the financing arrangements of the Companies as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 4 except due to willful misconduct or gross (not mere) negligence by the indemnified party.

         4.3 SEPARATE SUBLINES. Agent may, at any time, in its sole discretion, exercised in a commercially reasonable manner, require that this Financing Agreement be modified to provide for a separate subline of credit for one or more of the Companies, such that each affected Company would thereafter be permitted to have Revolving Loans outstanding in an aggregate amount not in excess of the lesser of (i) the applicable percentage set forth in the definition of the term Borrowing Base of such Borrower's Eligible Receivables, Eligible In-transit Inventory and Eligible Finished Goods Inventory, less Reserves, or (ii) such Company's subline of credit. In such event, each Company agrees to execute and deliver such amendments and other documents as Agent shall require in order to effectuate such modification.

         SECTION 5.  JOINT AND SEVERAL LIABILITY OF COMPANIES.
                     ----------------------------------------

         5.1 JOINT AND SEVERAL LIABILITY. Notwithstanding anything to the contrary contained herein, all Obligations of each Company shall be joint and several obligations of all of the Companies.

         5.2 LIMITATION. Notwithstanding any provisions of this Financing Agreement to the contrary, it is intended that the joint and several nature of the Obligations and the liens and security interests granted by the Companies to secure the Obligations, not constitute a "Fraudulent Conveyance" (as defined below). Consequently, the Agent, the Lenders and the Companies agree that if the Obligations of a Company, or any liens or security interests granted by such Company securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Obligations of such Company and the liens and security interests securing such Obligations shall be valid and enforceable only to the maximum extent that would not cause such Obligations or such lien or security interest to constitute a Fraudulent Conveyance, and the Obligations of such Company and this Financing Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, "Fraudulent Conveyance" means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. ss. 101, et seq.), as amended (the "Bankruptcy Code") or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

         5.3 INFORMATION. Each Company assumes responsibility for keeping itself informed of the financial condition of each other Company, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Company's Obligations and of all other circumstances bearing upon the risk of nonpayment by such other Companies of their

Obligations, and each Company agrees that no Lender shall have any duty to advise such Company of information known to Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Company, such Lender shall not be under any obligation to update any such information or to provide any such information to such Company on any subsequent occasion.

         5.4 UNCONDITIONAL OBLIGATIONS. Each Company hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect a Company's Obligations from any other Company or any guarantor or other action to enforce the same; (ii) the waiver or consent by the Agent or any Lender with respect to any provision of any instrument evidencing a Company's Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Company and delivered to the Agent or any Lender; (iii) failure by the Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for such Company's Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Company or Agent's election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by any Company as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of any Lender's claim(s) for repayment of any of Company's Obligations; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

         5.5 SUBROGATION. No payment made by or for the account of a Company including, without limitation, (i) a payment made by such Company on behalf of another Company's Obligations or (ii) a payment made by any other person or entity under any guaranty, shall entitle such Company, by subrogation or otherwise, to any payment from such other Company or from or out of such other Company's property and such Company shall not exercise any right or remedy against such other Company or any property of such other Company by reason of any performance of such Company of its joint and several obligations hereunder.

         SECTION 6.  COLLATERAL
                     ----------

         6.1  GRANT OF SECURITY INTEREST.
              --------------------------

              (a) As security for the prompt payment in full of all Obligations, each Company hereby pledges and grants to the Agent, for the benefit of the Lenders, a continuing general lien upon, and security interest in, all of each Company's Collateral.

              (b) EXTENT OF SECURITY INTERESTS. The security interests granted hereunder shall extend and attach to:

                   (i) all Collateral which is presently in existence and which is owned by such Company or in which such Company has any interest, whether held by such Company or by others for such Company's account, and, if any Collateral is Equipment, whether such Company's interest in such Equipment is as owner, lessee or conditional vendee;

                   (ii) all Equipment in which such Company has an interest, whether as owner, lessee or conditional vendee, whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and

                   (iii) all Inventory owned by such Company or in which such Company has an interest and any portion thereof which may be returned, rejected, reclaimed or repossessed by either the Agent or such Company from such Company's customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by such Company, or to the sale, promotion or shipment thereof.

         6.2 LIMITED LICENSE. Regardless of whether the Agent's security interests in any of the General Intangibles has attached or is perfected, each Company hereby irrevocably grants to the Agent, for the benefit of the Lenders, a royalty-free, non-exclusive license to use such Company's Trademarks, Copyrights, Patents and other proprietary and intellectual property rights, in connection with the (i) advertisement for sale, and the sale or other disposition of, any finished goods Inventory by the Agent in accordance with the provisions of this Financing Agreement, and (ii) the manufacture, assembly, completion and preparation for sale of any unfinished Inventory by the Agent in accordance with the provisions of this Financing Agreement. Notwithstanding anything herein to the contrary, the license set forth in this Section 6.2 may be exercised by the Agent only so long as an Event of Default shall have occurred and remain outstanding.

         6.3  REPRESENTATIONS, COVENANTS AND AGREEMENTS REGARDING COLLATERAL
              --------------------------------------------------------------
GENERALLY.
---------
              (a) REPRESENTATIONS AND WARRANTIES. Each Company hereby represents and warrants to the Agent and the Lenders that except for the Permitted Encumbrances, (i) upon the filing of UCC financing statements covering the Collateral in all required jurisdictions, this Financing Agreement creates a valid, perfected, first priority security interest in all personal property of such Company as to which perfection may be achieved by filing, (ii) the Agent's security interests in the Collateral constitute, and will at all times constitute, first priority liens on the Collateral, and (iii) such Company is, or will be at the time additional Collateral is acquired by such Company, the absolute owner of the Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or liens other than Permitted Encumbrances.

              (b) COVENANTS. Each Company, at its expense, agrees to forever warrant and defend the Collateral from any and all claims and demands of any other person, other than holders of Permitted Encumbrances.

         6.4 REPRESENTATIONS REGARDING ACCOUNTS AND INVENTORY. Each Company represents and warrants to the Agent and the Lenders that:

              (a) each Trade Account Receivable of such Company is based on an actual and bona fide sale and delivery of Inventory or rendition of services to customers, made by such Company in the ordinary course of its business;

              (b) the Inventory being sold and the Trade Accounts Receivable created by such sales are the exclusive property of such Company and are not subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than Permitted Encumbrances;

              (c) the invoices evidencing such Trade Accounts Receivable are in the name of such Company;

              (d) the customers of such Company have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business of which such Company has notified the Agent pursuant to Section 7.2(g) hereof; and

              (e) such Company's Inventory is marketable in the ordinary course of such Company's business, and no Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. ss.201 et seq.), as amended.

         6.5  COVENANTS AND AGREEMENTS REGARDING ACCOUNTS AND INVENTORY.
              ---------------------------------------------------------

              (a) Each Company confirms to the Agent and the Lenders that all Taxes and fees relating to such Company's business, such Company's sales, and the Accounts or Inventory relating thereto, are such Company's sole responsibility, and that same will be paid by such Company when due, subject to
Section 7.2(d) hereof, and that none of said Taxes or fees represent a lien on or claim against the Accounts, other than a Permitted Tax Lien.

              (b) Each Company agrees not to acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any goods of its customers or any other person (whether pursuant to any bill and hold sale or otherwise).

              (c) Each Company agrees to maintain such books and records regarding Accounts and Inventory as the Agent reasonably may require and agrees that the books and records of such Company will reflect the Agent's interest in the Accounts and Inventory. In support of the continuing assignment and security interest of the Agent in the Accounts and Inventory, each Company also agrees to deliver to the Agent all of the schedules, reports and other information described in Section 7.2(g) of this Financing Agreement. The failure by any Company to maintain its books in the manner provided herein or to deliver to the Agent any of the foregoing information shall in no way affect, diminish, modify or otherwise limit the security interests granted to the Agent by such Company in its Accounts and Inventory.

              (d) Each Company agrees to issue credit memoranda promptly after accepting returns or granting allowances, and to deliver to the Agent copies of such credit memoranda as and when required to do so under Section 7.2(g) hereof.

              (e) Each Company agrees to safeguard, protect and hold all Inventory for the account of the Agent, on behalf of the Lenders, and to make no sale or other disposition thereof except in the ordinary course of such Company's business, on open account and on commercially reasonable terms consistent with such Company's past practices. Notwithstanding the ordinary course of such Company's business and its past practices, such Company agrees not sell inventory on a consignment basis, nor retain any lien on or security interest in any Inventory sold by it. As to any sale or other disposition of Inventory, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Such Company agrees to handle all Proceeds of sales of Inventory in accordance with the provisions of Section 3.2 hereof.

         6.6  COVENANTS AND AGREEMENTS REGARDING EQUIPMENT.
              --------------------------------------------

              (a) MAINTENANCE OF EQUIPMENT. Each Company agrees to (a) maintain its Equipment in as good and substantial repair and condition as the Equipment is now maintained (or at the time that the Agent's security interest may attach to the Equipment), reasonable wear and tear excepted, (b) make any and all repairs and replacements when and where necessary, and (c) safeguard, protect and hold all of its Equipment in accordance with the terms hereof and subject to the Agent's security interest. Such Equipment will only be used by such Company in the operation of its business and will not be sold or held for sale or lease, except as expressly provided in Section 6.6(b) below.

              (b) SALES OF EQUIPMENT. Each Company may sell obsolete Equipment or surplus Equipment from time to time, provided that in each such instance: (i) no Event of Default shall have occurred and remain outstanding at the time of such sale; (ii) the aggregate book value of all Equipment owned by all of the Companies subject to sale does not exceed $100,000 in any fiscal year of Parent, and (iii) all net proceeds of such sales are either (x) promptly delivered by such selling Company to the Agent by deposit to the Depository Account, for application to the Obligations in such manner and in such order as the Required Lenders may elect in the exercise of their reasonable business judgment), or (y) within 90 days of such sale, used to purchase replacement Equipment that such selling Company determines in its reasonable business judgment to have a value at least equal to the Equipment sold. Except as set forth above, each Company agrees not to sell, transfer, lease or otherwise dispose of any item of Equipment without the Required Lenders' prior written consent. Upon the sale, transfer, lease or other disposition of Equipment, the Agent's security interest in the Equipment shall, without break in continuity and without further formality or act, continue in, and attach to, all Proceeds. Such Proceeds shall not be commingled with applicable Company's other property, but shall be segregated, held by such Company in trust for the Agent as the Agent's property, for the benefit of the Lenders. As to any such sale, transfer, lease or other disposition, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

         6.7 GENERAL INTANGIBLES. Each Company represents and warrants to the Agent and the Lenders its that as of the date hereof, such Company possesses all General Intangibles necessary to conduct such Company's business as presently conducted. Such Company agrees to maintain its rights in, and the value of, all such General Intangibles, and to pay when due all payments required to maintain in effect any licensed rights. Each Company shall provide the Agent with adequate notice of the acquisition of rights with respect to any additional Patents, Trademarks and Copyrights so that the Agent may, for the benefit of the Lenders and to the extent permitted under the documentation granting such rights or applicable law, perfect the Agent's security interest in such rights in a timely manner.

         6.8 COMMERCIAL TORT CLAIMS. Each Company represents and warrants to the Agent and the Lenders that as of the date hereof, such Company holds no interest in any commercial tort claim. If such Company at any time holds or acquires a commercial tort claim, such Company agrees to promptly notify the Agent in writing of the details thereof, and in such writing such Company shall grant to the Agent, for the benefit of the Lenders, a security interest in such commercial tort claim and in the Proceeds thereof, all upon the terms of this Agreement.

         6.9 LETTER OF CREDIT RIGHTS. Each Company represents and warrants to the Agent and the Lenders that as of the date hereof, such Company is not the beneficiary of any letter of credit. If any Company becomes a beneficiary under any letter of credit, such Company agrees to promptly notify the Agent, and upon request by the Agent, such Company agrees to either (a) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to the Agent, for the benefit of the Lenders, pursuant to an agreement in form and substance satisfactory to the Agent, or (b) cause the issuer of such letter of credit to name the Agent, for the benefit of the Lenders, as the transferee beneficiary of such letter of credit.

         6.10 REAL ESTATE. Upon the request of the Agent, each Company agrees to execute and deliver to the Agent from time to time, a mortgage or deed of trust (as appropriate) in form and substance satisfactory to the Agent on any Real Estate acquired by such Company after the date hereof as the Agent shall require to obtain a valid first priority lien thereon, subject only to Permitted Encumbrances.

         6.11 REFERENCE TO OTHER LOAN DOCUMENTS. Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of each Company regarding the Collateral covered by such Loan Documents.

         6.12 CREDIT BALANCES; ADDITIONAL COLLATERAL.
              --------------------------------------

              (a) The rights and security interests granted to the Agent and the Lenders hereunder shall continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the Revolving Loan Account may from time to time be temporarily in a credit position, until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations. Any reserves or balances to the credit of any Company (in the Revolving Loan Account or otherwise), and any other property or assets of such Company in the possession of the Agent or any Lender, may be held by the Agent or such Lender as Other Collateral, and applied in whole or partial satisfaction of such Obligations when due, subject to the terms of this Financing Agreement. The liens and security interests granted to the Agent, for the benefit of the Lenders, herein and any other lien or security interest which the Agent or the Lenders may have in any other assets of any Company secure payment and performance of all present and future Obligations.

              (b) Notwithstanding the Agent's security interests in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral, or by the guaranty, endorsement, assets or property of any other person, the Agent shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies the Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, liens, security interests or remedies, or any of the Agent's or the Lenders' rights under this Financing Agreement.

         SECTION 7. REPRESENTATIONS, WARRANTIES AND COVENANTS

         7.1 INITIAL DISCLOSURE REPRESENTATIONS AND WARRANTIES. Each Company represents and warrants to the Agent and the Lenders, with respect to itself and its assets, business and operations, that as of the date hereof:

              (a) FINANCIAL CONDITION. (i) The amount of such Company's assets, at fair valuation, exceeds the book value of such Company's liabilities, (ii) such Company is generally able to pay its debts as they become due and payable, and (iii) such Company does not have unreasonably small capital to carry on its business as currently conducted absent extraordinary and unforeseen circumstances. All financial statements of the Parent and its consolidated Subsidiaries previously furnished to the Agent present fairly, in all material respects, the financial condition of the Parent and its consolidated Subsidiaries as of the date of such financial statements.

              (b) ORGANIZATION MATTERS; COLLATERAL LOCATIONS. Schedule 7.1(b) attached hereto correctly and completely sets forth (v) such Company's exact name, as currently reflected by the records of such Company's State of incorporation or formation, (w) such Company's state of incorporation or formation, (x) such Company's federal employer identification number and state organization identification number (if any), (y) the address of such Company's chief executive office and all locations of Collateral of such Company, and (z) a list of all of such Company's bank accounts, including, with respect to each such account, the type and number thereof and the name of the bank at which such account is held.

              (c)  POWER AND AUTHORITY; CONFLICTS; ENFORCEABILITY.

                   (i) Such Company has full power and authority to execute and deliver this Financing Agreement and the other Loan Documents to which it is a party, and to perform all of its obligations thereunder.

                   (ii) The execution and delivery by such Company of this Financing Agreement and the other Loan Documents to which it is a party, and the performance of its obligations thereunder, have been duly authorized by all necessary corporate or other relevant action, and do not (w) require any consent or approval of any director, or shareholder of such Company that has not been obtained, (x) violate any term, provision or covenant contained in the organizational documents of such Company including its certificate or articles of incorporation, (y) violate, or cause such Company to be in default under, any law, rule, regulation, order, judgment or award applicable to such Company or its assets, or (z) violate any term, provision, covenant or representation contained in, or constitute a default under, or result in the creation of any lien under, any loan agreement, lease, indenture, mortgage, deed of trust, note, security agreement or pledge agreement to which such Company is a signatory or by which such Company or any of its assets are bound or affected.

                   (iii) This Financing Agreement and the other Loan Documents to which such Company is a party constitute legal valid and binding obligations of such Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors' rights generally, and subject to general principals of equity, regardless of whether considered in a proceeding at law or in equity.

              (d) SCHEDULES. Each of the Schedules attached to this Financing Agreement set forth a true, correct and complete description of the matter or matters covered thereby.

              (e) COMPLIANCE WITH LAWS. Such Company and such Company's properties are in compliance with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, except to the extent the failure to so comply would not be reasonably likely to have a Material Adverse Effect. Such Company has obtained and maintains all permits, approvals, authorizations and licenses necessary to conduct its business as presently conducted, except to the extent the failure to have such permits, approvals, authorizations or licenses would not be reasonably likely to have a Material Adverse Effect.

              (f)  ENVIRONMENTAL MATTERS.

                   (i) None of the operations of such Company are the subject of any federal, state or local investigation to determine whether any remedial action is needed to address the presence or disposal of any environmental pollution, hazardous material or environmental clean-up of the Real Estate or any of such Company's leased Real Property Estate. No enforcement proceeding, complaint, summons, citation, notice, order, claim, litigation, investigation, letter or other communication from a federal, state or local authority has been filed against or delivered to such Company, regarding or involving any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by the Company.

                   (ii) Such Company has no known contingent liability with respect to any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by such Company.

                   (iii) Such Company is in compliance with all environmental statutes, acts, rules, regulations and orders applicable to the operation of such Company's business, except to the extent that the failure to so comply would not be reasonably likely to have a Material Adverse Effect.

              (g) PENDING LITIGATION. Except as previously disclosed by such Company to the Agent in writing, there exist no actions, suits or proceedings of any kind by or against such Company pending in any court or before any arbitrator or governmental body, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         7.2 AFFIRMATIVE COVENANTS. Until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations, each Company agrees as follows:

              (a) MAINTENANCE OF FINANCIAL RECORDS; INSPECTIONS. Such Company agrees to maintain books and records pertaining to its financial matters in such detail, form and scope as the Agent reasonably may require. Such Company agrees that the Agent, accompanied by any Lender (at such Lender's expense), and/or any agent designated by the Agent, upon notice to Borrowing Agent (provided that such notice shall not be required after any Default or Event of Default shall have occurred), may enter upon such Company's premises at any time during normal business hours, and from time to time, in order to (i) examine and inspect the books and records of such Company, and make copies thereof and take extracts therefrom, and (ii) verify, inspect and perform physical counts and other valuations of the Collateral and any and all records pertaining thereto. Such Company irrevocably authorizes all accountants and third parties to disclose and deliver directly to the Agent and the Lenders, at such Company's expense, all financial statements and information, books, records, work papers and management reports generated by them or in their possession regarding such Company or the Collateral. All costs, fees and expenses incurred by the Agent in connection with such examinations, inspections, physical counts and other valuations shall constitute Out-of-Pocket Expenses for purposes of this Financing Agreement.

              (b) FURTHER ASSURANCES. Such Company agrees to comply with the requirements of all state and federal laws in order to grant to the Agent, for the benefit of the Lenders, valid and perfected first priority security interests in the Collateral, subject only to the Permitted Encumbrances. The Agent is hereby authorized by such Company to file any financing statements, continuations and amendments covering the Collateral without such Company's signature in accordance with the provisions of the UCC. Such Company hereby consents to and ratifies the filing of any financing statements covering the Collateral by the Agent on or prior to the Closing Date. Such Company agrees to do whatever the Agent reasonably may request from time to time, by way of (i) filing notices of liens, financing statements, amendments, renewals and continuations thereof, (ii) cooperating with agents and employees of the Agent,
(iii) keeping Collateral records, (iv) transferring proceeds of Collateral to the Agent's possession in accordance with the terms hereof and (v) performing such further acts as the Agent reasonably may require in order to effect the purposes of this Financing Agreement, including the execution of control agreements with respect to Depository Accounts and Investment Property.

              (c)  INSURANCE AND CONDEMNATION.

                   (i) REQUIRED INSURANCE. Such Company agrees to maintain insurance on the Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Agent (the "Required Insurance"). All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of the Agent, to be made payable solely to the Agent, for the benefit of the Lenders, in case of loss, under a standard non-contributory "mortgagee", "secured party" or "lender's loss payable" clause or endorsement, and are to contain such other provisions as the Agent reasonably may require to fully protect the Agent's interest in the Real Estate, Inventory and Equipment and to any payments to be made under such policies. Each loss payable endorsement in favor of the Agent shall provide (x) for not less than thirty (30) days prior written notice to the Agent of the exercise of any right of cancellation and (y) that the Agent's right to payment under any property insurance policy will not be invalidated by any act or neglect of, or any breach of warranty or condition by, such Company or any other party. If an Event of Default shall have occurred and remain outstanding, the Agent, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of the Agent, shall have the sole right, in the name of the Agent or such Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

                   (ii) THE AGENT'S PURCHASE OF INSURANCE. Unless such Company provides the Agent with evidence of the Required Insurance in the manner set forth in Section 7.2(c)(i) above, the Agent may purchase insurance at such Company's expense to protect the Agent's interests in the Collateral. The insurance purchased by the Agent may, but need not, protect such Company's interests in the Collateral, and therefore such insurance may not pay any claim which such Company make or any claim which is made against such Company in connection with the Collateral. Such Company may later request that the Agent cancel any insurance purchased by the Agent, but only after providing the Agent with satisfactory evidence that such Company has the Required Insurance. If the Agent purchases insurance covering all or any portion of the Collateral, such Company shall be responsible for the costs of such insurance, including interest (at the applicable rate set forth hereunder) and other charges accruing on the purchase price therefor, until the effective date of the cancellation or the expiration of the insurance, and the Agent may charge all of such costs, interest and other charges to the Revolving Loan Account. The costs of the premiums of any insurance purchased by the Agent may exceed the costs of insurance which such Company may be able to purchase on its own. In the event that the Agent purchases insurance, the Agent will notify such Company of such purchase within thirty (30) days after the date of such purchase. If, within thirty (30) days after the date of receipt of such notice, such Company provides the Agent with proof that such Company had the Required Insurance as of the date on which the Agent purchased insurance and such Company has continued at all times thereafter to have the Required Insurance, then the Agent agrees to cancel the insurance purchased by the Agent and credit the Revolving Loan Account for the amount of all costs, interest and other charges associated with such insurance that the Agent previously charged to the Revolving Loan Account.

                   (iii) APPLICATION OF INSURANCE AND CONDEMNATION PROCEEDS. So long as no Default or Event of Default shall have occurred and remain outstanding as of the date of the Agent's receipt of any Casualty Proceeds:

              (w) Except as may otherwise be provided in the Textron Intercreditor Agreement, in the event of any loss or damage to any Inventory by condemnation, fire or other casualty, the Agent agrees to apply the Casualty Proceeds first to repay the outstanding Revolving Loans.

              (x) Except as may otherwise be provided in the Textron Intercreditor Agreement, in the event of any loss or damage to any item of Collateral other than Inventory by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty are less than or equal to $100,000, the Agent agrees to apply such Casualty Proceeds to repay the outstanding Revolving Loans.

              (y) Except as may otherwise be provided in the Textron Intercreditor Agreement, in the event of any loss or damage to any item of Equipment by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty exceed $100,000, the applicable Company may elect (by delivering written notice to the Agent within ten (10) Business Days following the Agent's receipt of such Casualty Proceeds) to replace or repair such item of Equipment. Except as may otherwise be provided in the Textron Intercreditor Agreement, if such Company elects to replace or repair any item of Equipment, the Agent initially shall apply all such Casualty Proceeds to the outstanding Revolving Loans and will establish an Availability Reserve in an amount equal to such Casualty Proceeds. The Agent agrees to reduce this Availability Reserve dollar-for-dollar as and when payments then are due under the contract(s) for the purchase of replacement Equipment or the repair of such item of Equipment. Upon the replacement or completion of repair of such item of Equipment, the Agent will eliminate any remaining Availability Reserve established hereunder.

              (z) In the event of any loss or damage to any Real Estate leased by the applicable Company by condemnation, fire or other casualty, such Company may use the Casualty Proceeds in the manner required or permitted by the lease agreement relating thereto. In the event of any loss or damage to any Real Estate owned by such Company by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty exceed $100,000, and so long as such Company has sufficient business interruption insurance to replace the lost profits of the facilities affected by the condemnation, fire or other casualty, such Company may elect to repair or replace such Real Estate, subject to the following terms:

                   (1) If such Company reasonably determines that the Real Estate may be repaired to substantially the same condition of the Real Estate prior to the condemnation, fire or other casualty, such Company may elect to repair the Real Estate by delivering written notice to the Agent within thirty (30) days following the Agent's receipt of such Casualty Proceeds. The Agent initially shall apply all such Casualty Proceeds to the outstanding Revolving Loans and will establish an Availability Reserve in an amount equal to such Casualty Proceeds. Such Company shall provide the Agent with a repair plan, the contract(s) for repair and a total budget certified by an independent third party experienced in construction costing. If such budget indicates that there are insufficient Casualty Proceeds to cover the full cost of repair of the Real Estate, such Company shall fund such deficiency before the Availability Reserve established hereunder shall be reduced. The Agent agrees to reduce this Availability Reserve dollar-for-dollar as and when payments are due under the contract(s) for repair. Upon completion of the repair of the Real Estate (as determined by the Agent in the exercise of its reasonable business judgment), the Agent will eliminate any remaining Availability Reserve established hereunder.

                   (2) Such Company may elect to replace the Real Estate owned by such Company only on terms and conditions satisfactory to the Required Lenders in their sole discretion.

If a Default or an Event of Default shall have occurred and remain outstanding as of the date of the Agent's receipt of any Casualty Proceeds, or if the Company does not or cannot elect to use the Casualty Proceeds in the manner set forth in paragraphs (y) or (z) above, the Agent may, subject to the terms of the Textron Intercreditor Agreement and subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of the Agent, apply the Casualty Proceeds to the payment of the Obligations in such manner and in such order as the Agent may elect in its sole discretion.

              (d) PAYMENT OF TAXES. Each Company agrees to pay when due all Taxes lawfully levied, assessed or imposed upon such Company or the Collateral (including all sales taxes collected by the Company on behalf of such Company's customers in connection with sales of Inventory and all payroll taxes collected by such Company on behalf of such Company's employees), unless such Company is contesting such Taxes in good faith, by appropriate proceedings, and is maintaining adequate reserves for such Taxes in accordance with GAAP. Notwithstanding the foregoing, if a lien securing any Taxes is filed in any public office and such lien is not a Permitted Tax Lien, then the applicable Company shall pay all taxes secured by such lien immediately and remove such lien of record promptly. Pending the payment of such taxes and removal of such lien, the Agent may, at its election and without curing or waiving any Event of Default which may have occurred as a result thereof, (i) establish an Availability Reserve in the amount of such Taxes (or such other amount as the Agent shall deem appropriate in the exercise of its reasonable business judgment) or (ii) pay such taxes on behalf of such Company, and the amount paid by the Agent shall become an Obligation which is due and payable on demand by the Agent.

              (e)  COMPLIANCE WITH LAWS.

                   (i) Each Company agrees to comply with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, if the failure to so comply would be reasonably likely to have a Material Adverse Effect, provided that such Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which the Agent determines, in the exercise of its reasonable business judgment, will not materially and adversely effect the Agent's or the Lenders' rights or priorities in the Collateral.

                   (ii) Without limiting the generality of the foregoing, each Company agrees to comply with all environmental statutes, acts, rules, regulations or orders, as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of its real property and operation of its business, if the failure to so comply would be reasonably likely to have a Material Adverse Effect. No Company shall be deemed to have breached any provision of this Section 7.2(e) if (x) the failure to comply with the requirements of this Section 7.2(e) resulted from good faith error or innocent omission, (y) such Company promptly commences and diligently pursues a cure of such breach and (z) such failure is cured within thirty (30) days following such Company's receipt of notice from the Agent of such failure, or if such breach cannot in good faith be cured within thirty (30) days following such Company's receipt of such notice, then such breach is cured within a reasonable time frame based on the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

              (f) NOTICES CONCERNING ENVIRONMENTAL, EMPLOYEE BENEFIT AND PENSION MATTERS. The Borrowing Agent agrees to notify the Agent in writing of:

                   (i) any expenditure (actual or anticipated) by any Company in excess of $100,000 for environmental clean-up, environmental compliance or environmental testing and the impact of said expenses on such Company's working capital;

                   (ii) any Company's receipt of notice from any local, state or federal authority advising such Company of any environmental liability (real or potential) arising from such Company's operations, its premises, its waste disposal practices, or waste disposal sites used by such Company; and

                   (iii) any Company's receipt of notice from any governmental agency or any sponsor of any "multiemployer plan" (as that term is defined in ERISA) to which such Company has contributed, relating to any of the events described in Section 10.1(g) hereof.

              Each Company agrees to provide the Agent promptly with copies of all such notices and other information pertaining to any matter set forth above if the Agent so requests.

              (g)  COLLATERAL REPORTING.

                   (i) Each Company agrees to furnish or cause to be furnished to the Agent the following documents and information:

                        (1) At least once each week (but more frequently upon the Agent's request), a borrowing base certificate in form and substance satisfactory to the Agent, certified by the treasurer or chief financial officer of the Borrowing Agent (or any other authorized officer satisfactory to the Agent), together with such confirmatory schedules of Trade Accounts Receivable and Inventory of such Company (in form, detail and substance satisfactory to the Agent) as the Agent may request. The Agent, in its sole discretion, may permit such Company to access CIT's System for the purpose (in addition to those set forth in Section 3.7) of completing and submitting borrowing base certificates when required hereunder.

                        (2) On or before the 20th day of each month (but more frequently upon the Agent's request), a detailed and summary aging report of Trade Accounts Receivable of such Company existing as of the last day of the preceding month, a roll-forward of Trade Accounts Receivable of such Company from the first day of the preceding month through the last day of the preceding month, and a summary of Inventory of such Company as of the last day of the preceding month, all in such form as the Agent shall require, certified by the treasurer or the chief financial officer of the Borrowing Agent (or any other authorized officer satisfactory to the Agent), together with (x) a reconciliation, as of the last day of the preceding month, of such Company's Trade Accounts Receivable aging report to such Company's general ledger and applicable borrowing base certificate delivered by such Company to the Agent, and (z) if required by the Agent, such other information sufficient to allow the Agent to update the amount of Eligible Accounts Receivable and Eligible Inventory of such Company.

                        (3) On or before the 20th day of each month (but more frequently upon the Agent's request), an aged trial balance of such Company's accounts payable as of the last day of the preceding month.

                        (4) Prompt written disclosure of (x) all matters adversely affecting the value, enforceability or collectibility of the Trade Accounts Receivable of such Company, (y) all customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, and (z) all matters adversely effecting the value or marketability of the Inventory, all in such detail and format as the Agent may require, provided that to the extent that any such matter would not be reasonably likely to have a Material Adverse Effect, such Company may disclose such matter to the Agent when such Company provides the Agent with the borrowing base certificate described in clause (1) above.

                        (5) Prior written notice of any change in the location of any Collateral and any material change in type, quantity, quality or mix of the Inventory.

                        (6) From time to time, access to such Company's computers, electronic media, software programs (including any electronic records, contracts and signatures) and such other documentation and information relating to the Trade Accounts Receivable, Inventory and other Collateral as the Agent may reasonably require.

                   (ii) Each Company may deliver to the Agent any borrowing base certificate, collateral report or other material that such Company is required to deliver to the Agent under clauses (1), (2) and (3) of Section 7.2(g)(i) by e-mail or other electronic transmission (an "Electronic Transmission"), subject to the following terms:

                        (1) Each Electronic Transmission must be sent by the treasurer or chief financial officer of such Company (or any other authorized officer satisfactory to the Agent), and must be addressed to the loan officer and the collateral analyst of the Agent that handle such Company's account, as designated by the Agent from time to time. If any Electronic Transmission is returned to the sender as undeliverable, the material included in such Electronic Transmission must be delivered to the intended recipient in the manner required by Section 12.6 hereof.

                        (2) Each certificate, collateral report or other material contained in an Electronic Transmission must be in a "pdf" or other imaging format and, to the extent that such material must be certified by an officer of such Company under this Section 7.2(g), must contain the signature of the officer submitting the Electronic Transmission. As provided in Section 12.6, any signature on a certificate, collateral report or other material contained in an Electronic Transmission shall constitute a valid signature for purposes hereof. The Agent may rely upon, and assume the authenticity of, any such signature, and any material containing such signature shall constitute an "authenticated" record for purposes of the Uniform Commercial Code and shall satisfy the requirements of any applicable statute of frauds.

                        (3) Each Electronic Transmission must contain the name and title of the officer of such Company transmitting the Electronic Transmission, and shall include following text in the body of the Electronic
Transmission:

              "Pursuant to the Financing Agreement dated as of June 8, 2005, among the Company, MTM Technologies, Inc. and certain of its other subsidiaries, the Lenders that are parties thereto and The CIT Group/Business Credit, Inc., as Agent for the Lenders (the "Agent"), the undersigned _______________ [TITLE OF SUBMITTING OFFICER] of the Company hereby delivers to the Agent the Company's _____________ [DESCRIBE SUBMITTED REPORTS]. The Company represents and warrants to the Agent and the Lenders that the materials included in this Electronic Transmission are true, correct and complete in all material respects. The name of the officer of the Company set forth in this e-mail constitute this signature of such officer, and this e-mail shall constitute an authenticated record of the Company."

                        (4) Each Company agrees to maintain the original versions of all certificates, collateral reports and other materials delivered to the Agent by means of Electronic Transmission and agrees to furnish to the Agent such original versions within five (5) Business Days of the Agent's request for such materials, signed and certified (to the extent required hereunder by the officer submitting the Electronic Transmission.

                        (5) Each Company hereby authorizes the Agent to regard such Company's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of such Company's authorized officers or agents. Such Company's failure to promptly deliver to the Agent any schedule, report, statement or other information set forth in this
Section 7.2(g) shall not affect, diminish, modify or otherwise limit the Agent's security interests in the Collateral.

              (h) FINANCIAL REPORTING. Each Company agrees to furnish to the Agent and the Lenders:

                   (i) within ninety (90) days after the end of each fiscal year of the Parent, a Consolidated Balance Sheet and a Consolidating Balance Sheet as at the close of such year, and consolidated and consolidating statements of profit and loss and cash flow of the Parent and its consolidated Subsidiaries for such year, audited by independent public accountants selected by the Parent and satisfactory to the Agent, together with (x) the unqualified opinion of the accountants preparing such financial statements and (y) if requested by the Agent, such accountants' management practice letter (the Agent acknowledges that as of the Closing Date, the accounting firm of Goldstein, Golub and Kessler is satisfactory to the Agent);

                   (ii) within thirty (30) days after the end of each month, (x) a Consolidated Balance Sheet and a Consolidating Balance Sheet as at the end of such month, (y) consolidated and consolidating statements of profit and loss and cash flow of the Parent and its consolidated Subsidiaries for such month and for the period commencing on the first day of the current fiscal year through the end of such month, and (z) comparative statements of profit and loss and cash flow of the Parent and its consolidated Subsidiaries for the same month and same fiscal year-to-date period in the prior fiscal year, certified by the treasurer or chief financial officer of the Parent (or any other authorized officer satisfactory to the Agent);

                   (iii) as and when filed by the Parent, copies of all (x) financial reports, registration statements and other documents filed by the Parent with the U.S. Securities and Exchange Commission, as and when filed by the Parent, and (ii) annual reports filed pursuant to ERISA in connection with each benefit plan of the Parent subject to ERISA; and

                   (iv) no later than thirty (30) days prior to the beginning of each fiscal year of the Parent (other than the fiscal year beginning March 31, 2005), monthly projections of the Consolidated Balance Sheet and Consolidating Balance Sheet, and consolidated and consolidating statements of profit and loss and cash flow of the Parent and its consolidated Subsidiaries, as well as monthly projected Net Availability for each Company for such fiscal year, in each case updated to the extent and on the terms set forth in Section 3.1(f).

              Each financial statement which the Companies are required to submit pursuant to clauses (i) and (ii) above must be accompanied by an officer's certificate substantially in the form set forth on Exhibit C attached hereto, signed by the treasurer or chief financial officer of the Parent (or any other authorized officer satisfactory to the Agent). In addition, should the Parent modify its accounting principles and procedures from those in effect on the Closing Date, each Company agrees to cause the Parent to prepare and deliver to the Agent and the Lenders statements of reconciliation in form and substance reasonably satisfactory to the Agent.

              (i) ASSET APPRAISALS. From time to time upon the request of the Agent, each Company agrees to permit the Agent to perform appraisals of such Company's Inventory, Equipment and Real Estate covered by a mortgage or deed of trust in favor of the Agent. The Companies jointly and severally agree to reimburse the Agent for the costs and expenses relating to (w) up to one

Inventory appraisals in any twelve-month period, so long as no Event of Default shall have occurred and remain outstanding, (x) one Equipment appraisal in any twelve-month period, so long as no Event of Default shall have occurred and remain outstanding, (y) one Real Estate appraisal in any twelve-month period, so long as no Event of Default shall have occurred and remain outstanding, and (z) all such appraisals performed while an Event of Default remains outstanding. All appraisals shall be performed by qualified appraisers selected by the Agent. To the extent that any Company is required by this Section 7.2(i) to reimburse the Agent for the Agent's costs and expenses relating to appraisals, such costs and expenses shall constitute Out-of-Pocket Expenses.

              (j) BUSINESS QUALIFICATION. Each Company agrees to qualify to do business, and to remain qualified to do business and in good standing, in each jurisdiction where the failure to so qualify, or to remain qualified or in good standing, would have, or would be reasonably likely to have, a Material Adverse Effect.

              (k) ANTI-MONEY LAUNDERING AND TERRORISM REGULATIONS. Each Company agrees to comply with all applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including, without limitation, the USA Patriot Act (Pub. L. No. 107-56)). Each Company also agrees to ensure that no person who owns a controlling interest in or otherwise controls such Company is a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (issued September 23, 2001) or any other similar Executive Order. Each Company acknowledges that the Agent's and each Lender's performance hereunder is subject to compliance with all such laws, regulations and executive orders, and in furtherance of the foregoing, each Company agrees to provide to the Agent and the Lenders all information about such Company's ownership, officers, directors, customers and business structure as the Agent and the Lenders reasonably may require to comply with, such laws, regulations and executive orders.

              (l) MINIMUM NET AVAILABILITY. Each Company agrees that as of the close of business on the last Business Day of each month, Net Availability shall be equal to or greater than $2,000,000.

         7.3 FINANCIAL COVENANTS. Until termination of this Financing Agreement and the full and final payment and satisfaction of all Obligations, each Company agrees:

              (a) CONSOLIDATED SENIOR LEVERAGE. To cause the Parent to maintain Consolidated Senior Leverage of not greater than 4.00 to 1.00 as of the end of, and for (i) the fiscal quarter ending on or about March 31, 2005, (ii) the two fiscal quarters ending on or about June 30, 2005, (iii) the three fiscal quarters ending on or about September 30, 2005, (iv) the four fiscal quarters ending on or about December 31, 2005, and (v) each period of four consecutive fiscal quarters ending thereafter, provided that in calculating Consolidated Senior Leverage, the amount of Consolidated EBITDA (I) as of the last day of, or for, the fiscal quarter ending on or about March 31, 2005, shall be multiplied by a factor of four, (II) as of the last day of, or for, the two fiscal quarters ending on or about June 30, 2005, shall be multiplied by a factor of two and
(III) as of the last day of, or for, the three fiscal quarters ending on or about September 30, 2005, shall be multiplied by a factor of one and one third.

              (b) CONSOLIDATED FIXED CHARGE COVERAGE. To cause the Parent to maintain a Consolidated Fixed Charge Coverage Ratio of not less than 1.00 to
1.00 for (i) the fiscal quarter ending on or about March 31, 2005, (ii) the two fiscal quarters ending on or about June 30, 2005, (iii) the three fiscal quarters ending on or about September 30, 2005, (iv) the four fiscal quarters ending on or about December 31, 2005 and (v) each period of four consecutive fiscal quarters ending thereafter.

              (c) CONSOLIDATED EBITDA. To cause the Parent to have Consolidated EBITDA for the fiscal quarter ending on or about March 31, 2005 of not less than $938,000.

         7.4 NEGATIVE COVENANTS. Until termination of this Financing Agreement and full and final payment and satisfaction of all Obligations, each Company agrees not to:

              (a) LIENS AND ENCUMBRANCES. Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Collateral or its other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances.

              (b) INDEBTEDNESS. Incur or create any Indebtedness other than the Permitted Indebtedness.

              (c) SALE OF ASSETS. Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) all or any substantial part of its assets, if any, which do not constitute Collateral.

              (d) CORPORATE CHANGE. (i) Merge or consolidate with any other entity, (ii) change its name or principal place of business, (iii) change its structure or organizational form, or reincorporate or reorganize in a new jurisdiction, (iv) enter into or engage in any operation or activity materially different from that presently being conducted by such Company provided that such Company may change its name or its principal place of business, and, in the case of the Parent, may reincorporate in Delaware, so long as such Company provides the Agent with thirty (30) days prior written notice thereof and such Company executes and delivers to the Agent, prior to making such change, all documents and agreements required by the Agent in order to ensure that the liens and security interests granted to the Agent, for the benefit of the Lenders, hereunder continue in effect without any break or lapse in perfection. For the purposes of this Section, any operation or activity by a Company that materially involves producing, manufacturing, designing, reselling, marketing, licensing or providing products (including intellectual property and software) or services relating to information technology shall be deemed not to be an operation or activity materially different from that presently conducted by such Company.

              (e) GUARANTY OBLIGATIONS. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except pursuant to Section 5 hereof and by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and other than guarantees permitted under the definition of Permitted Encumbrances herein.

              (f) DIVIDENDS AND DISTRIBUTIONS. Declare or pay any dividend or distribution of any kind on, or purchase, acquire, redeem or retire, any of its equity interests (of any class or type whatsoever), whether now or hereafter issued and outstanding, other than Permitted Distributions.

              (g) INVESTMENTS. (i) Create any new subsidiary, or (ii) make any advance or loan to, or any investment in, any firm, entity, person or corporation, or (iii) acquire all or substantially all of the assets of, or any capital stock or any equity interests in, any firm, entity or corporation, other than current investments of such Company in its existing subsidiaries, provided, however that (x) such Company may make loans and advances on an unsecured basis, in the ordinary course of its business and on fair and reasonable terms, to any other Company and (y) such Company may make a Permitted Acquisition so long as the Acquisition Conditions shall have been satisfied on or before the date of consummation thereof; provided, further, that, notwithstanding anything to the contrary set forth in this Agreement, Info Systems, Inc. ("Info Systems") may create a subsidiary ("Newco") after the date hereof and transfer its telecommunications business and assets related to such business to Newco, subject to satisfaction of each of the following conditions: (1) all of the ownership interests in Newco shall be held directly, beneficially and of record by Info Systems; (2) Newco shall be either a corporation or a limited liability company incorporated or formed (as applicable) under the laws of a state of the United States; (3) concurrently with the first transfer of assets to Newco, Newco shall become a party to this Agreement, pursuant to a joinder agreement in form and substance satisfactory to the Agent, whereunder Newco shall, among other things, acquire all of the rights and assume and accept all of the obligations and liabilities of a Company hereunder and grant to the Agent, for the benefit of the Lenders, a continuing general lien upon, and security interest in, all of Newco's assets and properties then existing or acquired at any time thereafter; (4) concurrently with the creation of Newco, Info Systems shall pledge all of its ownership interests in Newco to the Agent, for the benefit of the Lenders, as security for the Obligations, pursuant to a pledge agreement in form and substance satisfactory to the Agent; (5) the Agent shall have received and reviewed to its satisfaction, certified copies of the organizational documents of Newco; (6) the Agent shall have received evidence satisfactory to it that Info Systems shall have received all internal and third party consents and approvals required to consummate the transfer; (7) Newco and the Companies shall have executed and/or delivered, at their own expense, all such other agreements, documents and instruments (including, without limitation, an amended and restated promissory note, intellectual property security agreements, legal opinions, landlord waivers, lockbox agreements and satisfactory lien search results) as the Agent shall deem necessary or desirable in order to effectuate the transactions contemplated hereby; (8) Newco shall not at any time engage in any business other than the telecommunications business transferred to it by Info Systems and any other business permitted to be engaged in by a Company under this Agreement; and (9) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to any transfer of assets to Newco.

              (h) RELATED PARTY TRANSACTIONS. Enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property, with any shareholder, officer, director, parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with such Company unless (i) such transaction otherwise complies with the provisions of this Financing Agreement, (ii) such transaction is for the sale of goods or services rendered in the ordinary course of business and pursuant to the reasonable requirements of the Company and upon standard terms and conditions and fair and reasonable terms, no less favorable to such entity than such entity could obtain in a comparable arms length transaction with an unrelated third party, and (iii) no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur after giving effect to such transaction. The parties agree that the transactions entered into and contemplated by the express terms of the Investor Loan Documents, as in effect on the Closing Date, shall be deemed to satisfy the foregoing standard. For the avoidance of doubt, the parties acknowledge and agree that any Company may, after the date hereof, enter into one or more transactions with a portfolio company of any Investor, provided that each such transaction complies with this subsection (h).

              (i) RESTRICTED PAYMENTS. (i) Make any payment of the principal of, or interest on, any Subordinated Debt, or purchase, acquire or redeem any of the Subordinated Debt, unless (x) such payment, purchase, acquisition or redemption is expressly permitted by the terms of the applicable Subordination Agreement and (y) no Default or Event of Default shall have occurred and remain outstanding on the date on which such payment or transaction occurs, or would occur as a result thereof; and (ii) pay any management, consulting or other similar fees to any shareholder, director, parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with such Company, any Guarantor or any subsidiary of the Company, (other than the current, customary or prevailing fees and expenses to members of such Company's Board of Directors, and fees and salaries of any shareholder or other person paid to such person in their capacity as officer or employee of such Company, including, without limitation, fees, salaries, bonuses and other forms of compensation pursuant to employment or other agreements.

              (j) PROHIBITED USES OF PROCEEDS. Use the proceeds of any Revolving Loan made under this Financing Agreement, directly or indirectly, (i) in violation of any applicable law or regulation, including without limitation Regulations T, U or X of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor regulation or official interpretation of such Board), (ii) to purchase or carry any "margin stock", as defined in Regulations U and X, or any "margin security", "marginable OTC stock" or "foreign margin stock" within the meaning of Regulation T, U or X, (iii) for any purpose other than to refinance present Indebtedness on the Closing Date and fund the working capital needs of such Company, provided, however, that such Company, on an combined basis with all other Companies, may utilize up to $5,900,000 in the aggregate of proceeds of Revolving Loans to make Permitted Acquisitions.

         SECTION 8.  INTEREST, FEES AND EXPENSES
                     ---------------------------

         8.1  INTEREST.
              --------

              (a) INTEREST ON REVOLVING LOANS. Interest on the outstanding principal balance of the Revolving Loans that are Chase Bank Rate Loans shall be due and payable monthly on the first day of each month and shall accrue at a rate per annum equal to the Applicable Margin plus the Chase Bank Rate on the average net principal balance of such Revolving Loans at the close of each day during the immediately preceding month, as reflected by CIT's System. On each Revolving Loan that is a LIBOR Loan, interest shall be due and payable on the LIBOR Interest Payment Date and shall accrue at a rate per annum equal to the Applicable Margin plus the applicable LIBOR on the outstanding principal balance of such LIBOR Loan. In the event of any change in said Chase Bank Rate, the rate set forth in the first sentence of this Section 8.1(a) shall change, effective as of the date of such change, so as to remain equal to the Applicable Margin plus the new Chase Bank Rate. All interest rates shall be calculated based on a 360-day year and actual days elapsed.

         8.2  DEFAULT INTEREST RATE. Upon the occurrence of an Event of Default,
(a) provided that the Agent has given the Borrowing Agent written notice of such Event of Default (other than an Event of Default described in Section 10.1(c) of this Financing Agreement, for which no written notice shall be required), all Obligations shall bear interest at the Default Rate of Interest until such Event of Default is waived, and (b) at the Agent's or the Required Lenders' election at any time thereafter, interest on each outstanding LIBOR Loan shall be due and payable on the first day of each month, notwithstanding the Interest Period with respect thereto.

         8.3  INTENTIONALLY OMITTED.

         8.4  OUT-OF POCKET EXPENSES.  The  Companies  jointly  and  severally agree to reimburse the Agent and the Lenders for all Out-of-Pocket Expenses when charged to or paid by the Agent or the Lenders.

         8.5 LINE OF CREDIT FEE; COLLECTION DAYS. On the first day of each month, commencing on the first day of the month following the Closing Date, (a) the Companies jointly and severally agree to pay to the Agent, for the ratable benefit of the Lenders, a Line of Credit Fee in an amount equal to one quarter of one percent (.25%) per annum computed on the difference between the amount of the Revolving Line of Credit and the average daily balance of the Revolving Loans and (b) the Agent shall charge the Companies for interest (which interest shall be solely for the Agent's benefit) at the rate set forth in Section 8.1 (or Section 8.2, if applicable) hereof on the Collection Days for the immediately preceding month.

         8.6 LOAN FACILITY FEE; APPLICATION OF DEPOSITS AND COMMITMENT FEE. To induce the Agent and the Lenders to enter into this Financing Agreement and to extend to the Companies the Line of Credit, the Companies jointly and severally agree to pay to the Agent, for the ratable benefit of the Lenders, a Loan Facility Fee in the amount of $225,000, which shall be fully earned upon execution of this Financing Agreement by the Agent, the initial Lenders hereunder and the Companies. On the Closing Date, the Agent shall credit the $120,000 commitment fee paid by the Companies to the Agent under the Commitment Letter to the Loan Facility Fee, and shall charge the Revolving Loan Account for the $105,000 balance of the Loan Facility Fee concurrently with the Lenders' initial disbursement of loans hereunder. Any unused due diligence deposit held by the Agent pursuant to the Commitment Letter shall be credited to the Revolving Loan Account.

         8.7 ADMINISTRATIVE MANAGEMENT FEE. On the Closing Date and on the first day of the month following the month in which each annual anniversary of the Closing Date occurs, the Companies jointly and severally agree to pay to the Agent, for its own account, the Administrative Management Fee, which shall be fully earned when paid.

         8.8 STANDARD OPERATIONAL FEES. In addition to the Administrative Management Fee and all Out-of-Pocket Expenses incurred by the Agent in connection with any action taken under Section 7.2(a) hereof (but without duplication), the Companies jointly and severally agree to pay to the Agent, for its own account, (a) all Documentation Fees, (b) the Agent's standard charges for any employee of the Agent used to conduct any of the examinations, verifications, inspections, physical counts and other valuations described in
Section 7.2(a) hereof (currently $850 per person, per day), -and (c) the Agent's standard charges for each wire transfer made by the Agent to or for the benefit of any Company (currently $30) and for Dunn and Bradstreet searches conducted by the Agent for any Company's account (currently $65), provided that such standard charges may be increased by the Agent from time to time. Such charges shall be due and payable in accordance with the Agent's standard practices, as in effect from time to time.

         8.9  LIBOR LOANS.

              (a) CONDITIONS APPLICABLE TO LIBOR LOANS. The Borrowing Agent may elect to use LIBOR as to any Revolving Loans, convert any Chase Bank Rate Loan to a new LIBOR Loan or continue any existing LIBOR Loan as a new LIBOR Loan on the last day of the Interest Period with respect to such existing LIBOR Loan, so long as:

                   (i) no Default or Event of Default shall have occurred and remain outstanding on the date on which such new LIBOR Loan is requested and on the first day of the Interest Period for such new LIBOR Loan;

                   (ii) the Borrowing Agent requests the new LIBOR Loan no later than three (3) Business Days preceding the first day of the Interest Period for such new LIBOR Loan (or three (3) Business Days prior to the expiration of any Interest Period, in the case of a continuation of an existing LIBOR Loan);

                   (iii) if the Agent requests written confirmation of any new LIBOR Loan from the Borrowing Agent, the Borrowing Agent shall have signed and returned to the Agent any such confirmation on or prior to first day of the Interest Period for such new LIBOR Loan; and

                   (iv) with respect to the Interest Period selected by the Borrowing Agent for such new LIBOR Loan, (x) either (1) JPMorgan Chase Bank, N.A. provides a LIBOR quote for such Interest Period or the Agent otherwise determines the LIBOR for such Interest Period, as provided in the definition of LIBOR, or (2) the LIBOR for such Interest Period as quoted by JPMorgan Chase Bank, N.A. or as determined by the Agent adequately and fairly reflects the cost of maintaining or funding the Lenders' loans bearing interest at LIBOR for such Interest Period, and (y) such Interest Period ends on or before the Termination Date.

Any LIBOR election must be for at least $750,000 and if greater, in integral multiples of $250,000, and there shall be no more than five (5) LIBOR Loans outstanding at one time. The Agent shall charge the Revolving Loan Account with a processing fee of $500 each time a LIBOR election is made, upon the effective date of such election. Elections for LIBOR Loans shall be irrevocable once made. If any condition for a LIBOR election is not satisfied, then the requested new loan (or continuation of an existing LIBOR Loan) shall be made to the Borrowing Agent as a Chase Bank Rate Loan.

              (b) RESTRICTIONS AFFECTING THE MAKING OR FUNDING OF LIBOR LOANS. Notwithstanding any other provision of this Financing Agreement to the contrary, if any law, regulation, treaty or directive, or any amendment thereto or change in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain any LIBOR Loan, then (x) such LIBOR Loan shall convert automatically to a Chase Bank Rate Loan at the end of the applicable Interest Period, or such earlier date as may be required by such law, regulation, treaty or directive, and (y) the obligation of the Agent or the Lenders thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until the Agent determines that it is no longer unlawful for any Lender to make and maintain LIBOR Loans as contemplated herein. In addition, in the event that, by reason of any Regulatory Change, any Lender either (x) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on LIBOR Loans is determined hereunder, or a category of extensions of credit or other assets of such Lender which includes LIBOR Loans, or (y) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which such Lender may hold, then if the Agent so elects by notice to the Borrowing Agent, the obligations of the Agent and the Lenders thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

              (c) INABILITY TO DETERMINE LIBOR. Notwithstanding any other provision of this Financing Agreement to the contrary, if the Agent determines in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon each Company) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable to an Interest Period with respect to any election of a new LIBOR Loan, the Agent shall give written notice of such determination to the Borrowing Agent prior to the effective date of such election. Upon receipt of such notice, the Borrowing Agent may cancel its request for such new LIBOR Loan, in which case the requested LIBOR Loan shall be made as a Chase Bank Rate Loan. Until such notice has been withdrawn by the Agent, the obligations of the Agent and the Lenders thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until the Agent determines that adequate and reasonable means again exist for ascertaining LIBOR applicable to an Interest Period with respect to any election of a new LIBOR Loan.

              (d) COMPENSATION FOR COSTS. The Companies jointly and severally hereby agree to pay to the Agent, for the benefit of the Lenders, on demand, any additional amounts necessary to compensate the Lenders for any costs incurred by the Lenders in making any conversions from LIBOR Loans to Chase Bank Rate Loans in accordance with this Section 8.9, including, without limitation, breakage costs provided for in Section 8.10 of this Financing Agreement.

              (e) LOAN PARTICIPANTS. For purposes of this Section 8.9, the term "Lender" shall include any financial institution that purchases from any Lender a participation in the loans made by such Lender to the Company hereunder.

         8.10 LIBOR BREAKAGE COSTS AND FEES. In the event that any Company (i) pays all or any part of the principal amount of a LIBOR Loan on a date prior to the last day of an Interest Period for such LIBOR Loan, (ii) fails to borrow a LIBOR Loan, or fails to convert a Chase Bank Rate Loan to a LIBOR Loan, on the date for such borrowing or conversion specified in the relevant request to the Agent, or (iii) fails to pay to the Agent the principal of, or interest on, any LIBOR Loan when due, the Companies jointly and severally agree to pay to the Agent and each Lender (without duplication), on demand, the greater of (x) $500,
(y) such amount as shall compensate the Agent or any Lender for any actual loss, cost or expense that the Agent or any Lender may sustain or incur as a result of such event (including, without limitation, any interest or fees payable by the Agent or any Lender to lenders or depositors of funds obtained by the Agent or any Lender in order to make or maintain any LIBOR Loans under this Financing Agreement), and (z) in the case of a prepayment of any LIBOR Loan, the excess (if any) of the amount of interest that would have accrued on such loan from the first day of the Interest Period to the date of prepayment, assuming that such loan was a Chase Bank Rate Loan, over the amount of interest that actually accrued on such loan from the first day of the Interest Period to the date of prepayment. The determination by the Agent or any Lender of the amount of any such loss, cost or expense described in clause (y) of the preceding sentence, when set forth in a written notice to the Borrowing Agent containing the Agent's or any Lender's calculations thereof in reasonable detail, shall be conclusive and binding upon each Company, in the absence of manifest error.

         8.11 EARLY TERMINATION FEE AND PREPAYMENT PREMIUM. In the event the Borrowing Agent terminates the Revolving Line of Credit or this Financing Agreement on an Early Termination Date, the Early Termination Fee shall be due and payable in full on the date of termination.

         8.12 CAPITAL ADEQUACY. In the event that any Lender, subsequent to the Closing Date, determines in the exercise of its reasonable business judgment that (x) any change in applicable law, rule, regulation or guideline regarding capital adequacy, or (y) any change in the interpretation or administration thereof, or (z) compliance by such Lender with any new request or directive regarding capital adequacy (whether or not having the force of law) of any central bank or other governmental or regulatory authority, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed material by such Lender in the exercise of its reasonable business judgment, the Companies jointly and severally agree to pay to such Lender, no later than five
(5) days following demand by such Lender, such additional amount or amounts as will compensate such Lender for such reduction in rate of return. In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods. The protection of this Section 8.12 shall be available to any Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of a Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to this Section 8.12 and the calculation thereof, when delivered to the Borrowing Agent, shall be conclusive and binding on each Company absent manifest error. In the event a Lender exercises its rights pursuant to this Section 8.12, and subsequent thereto determines that the amounts paid by the Companies exceeded the amount which such Lender actually required to compensate such Lender for any reduction in rate of return on its capital, such excess shall be returned to the Borrowing Agent by such Lender.

         8.13 TAXES, RESERVES AND OTHER CONDITIONS. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender with any new request or directive (whether or not having the force of law) of any central bank or other governmental or regulatory authority, shall:

              (a) subject such Lender to any tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any other Loan Document (except for changes in the rate of tax on the overall net income of such Lender by the federal government or other jurisdiction in which it maintains its principal office);

              (b) impose or require any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by such Lender by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

              (c) impose on such Lender any other condition with respect to this Financing Agreement or any other document;

and the result of any of the foregoing is to (i) increase the cost to such Lender of making, renewing or maintaining such Lender's loans hereunder by an amount deemed material by such Lender in the exercise of their reasonable business judgment, or (ii) reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans made hereunder by an amount that such Lender deems to be material in the exercise of its reasonable business judgment, the Companies jointly and severally agree to pay to such Lender, no later than five (5) days following demand by such Lender, such additional amount or amounts as will compensate such Lender for such increase in cost or reduction in payment, as the case may be. A certificate of any Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to this Section 8.13 and the calculation thereof, when delivered to the Borrowing Agent, shall be conclusive and binding on the Companies absent manifest error. In the event any Lender exercises its rights pursuant to this Section 8.13, and subsequent thereto determines that the amounts paid by the Companies in whole or in part exceeded the amount which such Lender actually required to compensate such Lender for any increase in cost or reduction in payment, such excess shall be returned to the Borrowing Agent by such Lender.

         8.14 AUTHORITY TO CHARGE REVOLVING LOAN ACCOUNT. Each Company hereby authorizes the Agent to charge the Revolving Loan Account with the amount of all payments due under this Section 8 as such payments become due. Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Rate Loan hereunder and shall bear interest at the rate provided in Section 8.1 (or
Section 8.2, if applicable) of this Financing Agreement. Each Company confirms that any charges which the Agent may make to the Revolving Loan Account as provided herein will be made as an accommodation to such Company and solely at the Agent's discretion.

         SECTION 9. POWERS.
                    ------

         9.1 AUTHORITY. Each Company hereby authorizes the Agent, or any person or agent which the Agent may designate, at such Company's cost and expense, to exercise all of the following powers, which authority shall be irrevocable until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations:

              (a) To receive, take, endorse, sign, assign and deliver, all in the name of the Agent or such Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

              (b) To receive, open and dispose of all mail addressed to such Company and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

              (c) To request from customers indebted on Accounts at any time, in the name of the Agent, information concerning the amounts owing on such Accounts;

              (d) To request from customers indebted on Accounts at any time, in the name of applicable Company, any certified public accountant designated by the Agent or any other designee of the Agent, information concerning the amounts owing on such Accounts;

              (e) To transmit to customers indebted on Accounts notice of the Agent's interest therein and to notify customers indebted on such Accounts to make payment directly to the Agent for applicable Company's account; and

              (f) To take or bring, in the name of the Agent, the Lenders or any Company, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts.

         9.2 LIMITATIONS ON EXERCISE. Notwithstanding any other provision of this Financing Agreement to the contrary, the powers set forth in Sections 9.1(b), (c), (e) and (f) may only be exercised if an Event of Default shall have occurred and remain outstanding.

         SECTION 10.  EVENTS OF DEFAULT AND REMEDIES.
                      ------------------------------

         10.1 EVENTS OF DEFAULT. Each of the following events shall constitute an "Event of Default" under this Agreement:

              (a) the cessation of the business of any Company or the calling of meeting of the creditors of such Company for purposes of compromising its debts and obligations;

              (b) the failure of any Company generally to meet its debts as those debts mature;

              (c) (i) the commencement by any Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; or (ii) the commencement against any Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of any of them, but only if such proceeding is not contested by such Company within twenty (20) days and not dismissed or vacated within sixty (60) days of commencement, or any of the actions or relief sought in any such proceeding shall occur or be authorized by such Company;

              (d) the breach or violation by any Company of any warranty, representation or covenant contained in this Financing Agreement (other than those referred to in Section 10.1(e) below), provided that such breach or violation shall not be deemed to be an Event of Default unless such Company fails to cure such breach or violation to the Agent's reasonable satisfaction within ten (10) days from the date of such breach or violation;

              (e) the breach or violation by any Company of any warranty, representation or covenant contained in Sections 3.2, 6.3, 6.4, 6.5, 6.6(b), 7.2(c), 7.2(d), 7.2(g)(i), 7.2(l), 7.3 and 7.4, but only, in the case of a breach or violation by any Company of any warranty, representation or covenant contained in Section 7.2(l), if such breach or violation shall not have been waived in writing by the Required Lenders;

              (f) the failure of any Company to pay any of the Obligations within three (3) Business Days of the due date thereof, provided that nothing contained herein shall prohibit the Agent from charging such amounts to the Revolving Loan Account on the due date thereof;

              (g) any Company shall (i) engage in any "prohibited transaction" as defined in ERISA, (ii) incur any "accumulated funding deficiency" as defined in ERISA, (iii) incur any "reportable event" as defined in ERISA, (iv) terminate any "plan", as defined in ERISA or (v) become involved in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any "plan", as defined in ERISA, and with respect this Section 10.1(g), such event or condition either (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in the Agent's reasonable business judgment, subject such Company to any tax, penalty or other liability reasonably likely to have a Material Adverse Effect;

              (h) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period or written waiver) under any of the other Loan Documents, or any of the other Loan Documents ceases to be valid, binding and enforceable in accordance with its terms;

              (i) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period or written waiver) under any instrument or agreement evidencing or governing (i) any Subordinated Debt,
(ii) the Textron Obligations, (iii) the Investor Obligations, (iv) the Ingram Micro Obligations, or (v) other Indebtedness of any Company having a principal amount in excess of $250,000;

              (j) any Company shall modify the terms or provisions of any agreement, instrument or other document relating to the Textron Obligations or any Subordinated Debt without the Agent's prior written consent, unless such modification is permitted by the Textron Intercreditor Agreement or the applicable Subordination Agreement; or

              (k)  a Change of Control shall occur.

         10.2 REMEDIES WITH RESPECT TO OUTSTANDING LOANS. Upon the occurrence of a Default or an Event of Default, at the option of the Agent or the Required Lenders, all Revolving Loans provided for in of this Financing Agreement thereafter shall be made in the Agent's and the Lenders' discretion, and the obligation of the Agent and the Lenders to make Revolving Loans shall cease unless such Default is cured to the satisfaction of the Required Lenders or such Event of Default is waived in accordance herewith. In addition, upon the occurrence of an Event of Default, the Agent may, at its option, and the Agent shall, upon the request of the Required Lenders, (a) declare all Obligations immediately due and payable, (b) charge each Company the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 8.1 of this Financing Agreement, provided that the Agent has given the Borrowing Agent written notice of such Event of Default if required by Section 8.2, and (c) immediately terminate this Financing Agreement upon notice to the Borrowing Agent. Notwithstanding the foregoing, (x) the Agent's and the Lenders' commitments to make Revolving Loans provided for in this Financing Agreement automatically shall terminate without any declaration, notice or demand by the Agent or the Lenders upon the commencement of any proceeding described in clause (ii) of Section 10.1(c), and (y) this Financing Agreement automatically shall terminate and all Obligations shall become due and payable immediately without any declaration, notice or demand by the Agent or the Lenders, upon the commencement of any proceeding described in clause (i) of
Section 10.1(c) or the occurrence of an Event of Default described in clause
(ii) of Section 10.1(c). The exercise of any option is not exclusive of any other option that may be exercised at any time by the Agent or the Lenders.

         10.3 REMEDIES WITH RESPECT TO COLLATERAL. Immediately after the occurrence of an Event of Default, the Agent may, at its option, and the Agent shall, upon the request of the Required Lenders, to the extent permitted by applicable law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts (other than Accounts that constitute Excluded Collateral), and the Agent may use, at each Company's expense, such of the Company's personnel, supplies or space at such Company's places of business or otherwise, as may be necessary to properly administer and control the Accounts (other than Accounts that constitute Excluded Collateral) or the handling of collections and realizations thereon;
(b) bring suit, in the name of such Company, the Lenders or the Agent on behalf of the Lenders, and generally shall have all other rights respecting the Accounts (other than Accounts that constitute Excluded Collateral), including, without limitation, the right to (i) accelerate or extend the time of payment,
(ii) settle, compromise, release in whole or in part any amounts owing on any Accounts and (iii) issue credits in the name of such Company or the Agent; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Agent's sole option and discretion, and the Agent, on behalf of the Lenders, may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by each Company; (d) foreclose the Agent's security interests in the Collateral by any available judicial procedure, or take possession of any or all of the Collateral without judicial process, and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. The Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of the applicable Company or the Agent, on behalf of the Lenders, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including, without limitation, warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent shall have the right to purchase at any such sale on behalf of the Lenders. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as the Agent shall deem appropriate. Each Company agrees, at the request of the Agent, to assemble the Inventory and Equipment, and to make it available to the Agent at premises of such Company or elsewhere and to make available to the Agent the premises and facilities of such Company for the purpose of the Agent's taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from the Agent's exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) shall be applied by the Agent to the payment of the Obligations in the order set forth in Section
10.4 hereof, and the Companies shall remain jointly and severally liable to the Agent and the Lenders for any deficiencies, and the Agent in turn agrees to remit to applicable Company or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other right of the Agent or the Lenders under applicable law or the other Loan Documents, all of which shall be cumulative.

         10.4 APPLICATION OF PROCEEDS. Except as may be otherwise provided in the Textron Intercreditor Agreement, the Agent agrees to apply the net cash proceeds resulting from the Agent's exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) to the payment of the Obligations in the following order:

              (a) first, to all unpaid principal of and interest on Overadvances made by the Agent in order to preserve, protect and/or realize upon the Collateral;

              (b)  second, to all unpaid Out of Pocket Expenses;

              (c) third, to all accrued and unpaid fees owed to the Agent and the Lenders;

              (d)  fourth, to accrued and unpaid interest on the Obligations;
and

              (e)  fifth, to the unpaid principal amount of the Obligations.

         10.5 GENERAL INDEMNITY. In addition to the agreement of the Companies, jointly and severally, to reimburse the Agent and the Lenders for Out-of-Pocket Expenses, but without duplication, the Companies hereby jointly and severally agree to indemnify the Agent and the Lenders, and each of their respective officers, directors, employees, attorneys and agents (each, an "Indemnified Party") from, and to defend and hold each Indemnified Party harmless against, any and all losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees, expenses (including reasonable attorney's fees) of any kind or nature which at any time may be imposed on, incurred by, or asserted against, any Indemnified Party:

              (a) as a result of the Agent's or the Lenders, exercise of (or failure to exercise) any of their respective rights and remedies hereunder, including, without limitation, (i) any sale or transfer of the Collateral, (ii) the preservation, repair, maintenance, preparation for sale or securing of any Collateral, and (iii) the defense of the Agent's interests in the Collateral (including the defense of claims brought by any Company, as a debtor-in-possession or otherwise, any secured or unsecured creditors of any Company, or any trustee or receiver in bankruptcy);

              (b) as a result of any environmental pollution, hazardous material or environmental clean-up relating to the Real Estate, any Company's operation and use of the Real Estate, and any Company's off-site disposal practices;

              (c) arising from or relating to (i) the maintenance and operation of any Depository Account, (ii) any Depository Account Control Agreements and
(iii) any action taken (or failure to act) by any Indemnified Party with respect thereto;

              (d) in connection with any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over any Company; and

              (e) otherwise relating to or arising out of the transactions contemplated by this Financing Agreement and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto;

provided that an Indemnified Party's conduct in connection with the any of the foregoing matters does not constitute gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. This indemnification shall survive the termination of this Financing Agreement and the payment and satisfaction of the Obligations. The Agent may from time to time establish Availability Reserves with respect to this indemnity as the Agent may deem advisable in the exercise of its reasonable business judgment, and upon termination of this Financing Agreement, the Agent may hold such reserves as cash reserves as security for this indemnity.

         SECTION 11.  TERMINATION
                      -----------

              Except as otherwise provided in Section 10.2 hereof, the Required Lenders (acting through the Agent) may terminate this Financing Agreement and the Line of Credit only as of the initial or any subsequent Termination Date, and then only by the Agent giving the Borrowing Agent at least one hundred twenty (120) days prior written notice of termination. The Borrowing Agent, on behalf of the Companies, may terminate this Financing Agreement at any time prior to any Termination Date upon thirty (30) days prior written notice to the Agent, provided that the Companies pay to the Agent, for the benefit of the Lenders, any Early Termination Fee due and payable hereunder on the date of termination. THIS FINANCING AGREEMENT, UNLESS TERMINATED AS HEREIN PROVIDED, SHALL AUTOMATICALLY CONTINUE FROM TERMINATION DATE TO TERMINATION DATE. All Obligations shall become due and payable in full on the date of any termination hereunder and, pending a final accounting of the Obligations, the Agent may withhold any credit balances in the Revolving Loan Account (unless supplied with an indemnity satisfactory to the Agent) as a cash reserve to cover any contingent Obligation then outstanding, including, but not limited to, an amount equal to 110% of the face amount of any outstanding letters of credit issued for any Company's account with the Agent's assistance. All of the Agent's and the Lenders' rights, liens and security interests granted pursuant to the Loan Documents shall continue after any termination of this Financing Agreement until all Obligations have been fully and finally paid and satisfied.

         SECTION 12.  MISCELLANEOUS
                      -------------

         12.1 WAIVERS. Each Company hereby waives diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. No waiver of an Event of Default shall be effective unless such waiver is in writing and signed by the Required Lenders. No delay or failure of the Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or remedy, or shall operate as a waiver of such right or remedy, or as a waiver of such Event of Default. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by the Agent or the Lenders any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

         12.2 ENTIRE AGREEMENT; AMENDMENTS. This Financing Agreement and the other Loan Documents: (a) constitute the entire agreement among each Company, the Borrowing Agent, the Agent and/or the Lenders; (b) supersede any prior agreements (including the agreements set forth in the Commitment Letter); (c) subject to the provisions of Section 14.10 hereof that relate to matters subject to the approval of all Lenders, may be amended only by a writing signed by each Company and the Required Lenders; and (d) shall bind and benefit each Company, the Borrowing Agent, the Agent, the Lenders and their respective successors and assigns. Should the provisions of any Loan Document conflict with the provisions of this Loan Agreement, the provisions of this Financing Agreement shall apply and govern.

         12.3 USURY LIMIT. In no event shall any Company, upon demand by the Agent for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, the Agent and the Lenders shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If the Agent or the Lenders ever receive, collect or apply any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to the Borrowing Agent. This
Section 12.3 shall control every other provision of the Financing Agreement, the other Loan Documents and any other agreement made in connection herewith.

         12.4 SEVERABILITY. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

         12.5 WAIVER OF JURY TRIAL; SERVICE OF PROCESS. EACH COMPANY, THE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. EACH COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE UPON THE BORROWING AGENT OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL THE AGENT OR THE LENDERS BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

         12.6 NOTICES. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (messages sent by e-mail or other electronic transmission (other than by telecopier) shall not constitute a writing, however any signature on a document or other writing that is transmitted by e-mail or telecopier shall constitute a valid signature for purposes hereof), and shall be deemed to have been validly served, given or delivered when received by the recipient if hand delivered, sent by commercial overnight courier or sent by facsimile, or three (3) Business Days after deposit in the United States mail, with proper first class postage prepaid and addressed to the party to be notified as follows:

              (a)  if to CIT (whether as Agent or Lender), at:

              The CIT Group/Business Credit, Inc.
              1211 Avenue of the Americas
              New York, New York 10036
              Attn: Regional Credit Manager
              Telecopier No.: (212) 536-1295

              with a copy to:

              Blank Rome, LLP
              The Chrysler Building
              405 Lexington Avenue
              New York, New York 10174-0208
              Attn:  Robert Stein, Esq.
              Telecopier No.: (212) 885-5001

              (b) if to any Company, then to the Borrowing Agent at:

              MTM Technologies, Inc.
              850 Canal Street
              Stamford, Connecticut 06902
              Attn:      John F. Kohler, Esq.
              Telecopier No.: (281) 668-0154

              with a copy to:

              Thelen Reid & Priest LLP
              875 Third Avenue
              New York, New York 10022
              Attn:  Stephen H. Kinney, Jr., Esq.
              Telecopier No.:  (212) 603-2001

              (c) if to any Lender, at its address set forth below its signature to this Financing Agreement or its address specified in the Assignment and Transfer Agreement executed by such Lender; or

              (d) to such other address as any party may designate for itself by like notice.

         12.7 CHOICE OF LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

         SECTION 13. AGREEMENTS REGARDING THE LENDERS

         13.1 COPIES OF STATEMENTS AND FINANCIAL INFORMATION. The Agent shall forward to each Lender a copy of the monthly loan account statement delivered by the Agent to the Borrowing Agent. In addition, the Agent agrees to provide the Lenders with copies of all financial statements, projections and business plans of the Parent and its consolidated Subsidiaries that the Agent receives from the Parent or its advisors from time to time, without any duty to confirm or verify that such information is true, correct or complete.

         13.2 PAYMENTS OF INTEREST AND FEES. After the Agent's receipt of, or charging of, or any interest and fees earned under this Financing Agreement, the Agent agrees to remit promptly to the Lenders their respective Pro Rata Percentages of:

              (a) fees payable by the Companies hereunder, provided that (i) the Lenders shall not share the Arrangement Fee, the Administrative Management Fee, the Documentation Fees or the other fees set forth in Section 8.8 of this Financing Agreement, and (ii) the Lenders shall share in the Loan Facility Fee in accordance with their respective agreements with the Agent; and

              (b) interest paid on the outstanding principal amount of Revolving Loans, calculated based on the outstanding amount of Revolving Loans advanced by each of the Lenders as of each Settlement Date during the period for which interest is paid, provided that the Lenders shall not share in any interest charged pursuant to Section 8.5(b) hereto.

         13.3 DEFAULTING LENDER. In the event that any Lender fails to make available to the Agent such Lender's Pro Rata Percentage of any borrowing by a Company on the Settlement Date in accordance with the provisions of Section 3.1(d) hereof, and such Company does not repay to the Agent such Lender's Pro Rata Percentage of the borrowing within three (3) Business Days of such borrowing, the Agent shall have the right to recover such Lender's Pro Rata Percentage of the borrowing directly from such Lender, together with interest thereon from the date of the borrowing at the rate per annum applicable to such borrowing. In addition, until the Agent recovers such amount, (x) such Lender shall not be entitled to receive any payments under Section 13.2 hereof, and (y) for purposes of voting on or consenting to other matters with respect to this Agreement or the other Loan Documents, such Lender's Commitment shall be deemed to be zero and such Lender shall not be considered to be a Lender.

         13.4   PARTICIPATIONS AND ASSIGNMENTS.
                ------------------------------

              (a) PARTICIPATIONS. The Lenders may sell to one or more commercial banks, commercial finance lenders or other financial institutions, participations in the loans and other extensions of credit made and to be made to the Companies hereunder. Each Company acknowledges that in selling such participations, the Lenders may grant to participants certain rights to consent to waivers, amendments and other actions with respect to this Financing Agreement, provided that the consent of any participant shall be limited solely to matters as to which all Lenders must consent under Section 14.10 hereof. Except for the consent rights set forth above, no participant shall have any rights as a Lender hereunder, and notwithstanding the sale of any participation by a Lender, such Lender shall remain solely responsible to the other parties hereto for the performance of such Lender's obligations hereunder, and the Companies, the Agent and the other Lenders may continue to deal solely with such Lender with respect to all matters relating to this Financing Agreement and the transactions contemplated hereby. In addition, all amounts payable under this Financing Agreement to a Lender which sells a participation in accordance with this paragraph shall continue to be paid directly to such Lender.

         (b) ASSIGNMENTS. Any Lender that is a party hereto as of the Closing Date shall have the right to assign a portion of such Lender's rights and obligations under this Financing Agreement to a commercial bank, commercial finance lender or other financial institution in order to effectuate the contemplated syndication of the Commitments, provided that the principal amount of loans assigned to any one institution shall not be less than $5,000,000. Under any other circumstances, with the prior written consent of the Agent (which consent will not unreasonably be withheld), the Lenders may assign all or any portion of their respective rights and obligations under this Financing Agreement to commercial banks, commercial finance lenders or other financial institutions, provided that (i) the principal amount of loans assigned to any one institution shall not be less than $5,000,000, and (ii) the Companies jointly and severally shall pay to the Agent an assignment processing and recording fee of One Thousand Dollars ($1,000.00) for the Agent's own account. Each assignment of a Commitment hereunder must be made pursuant to an Assignment and Transfer Agreement. From and after the effective date of an Assignment and Transfer Agreement, (i) the assignee thereunder shall become a party to this Financing Agreement and, to the extent that rights and obligations hereunder have been assigned to such assignee pursuant to such assignment, shall have all rights and obligations of a Lender hereunder, and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by such Lender pursuant to such assignment, shall relinquish its rights and be released from its obligations under this Financing Agreement.

              (c)  INTENTIONALLY OMITTED.

              (d) COOPERATION OF EACH COMPANY. If necessary, each Company agrees to (i) execute any documents (including new Promissory Notes) reasonably required to effectuate and acknowledge each assignment of a Commitment made pursuant to an Assignment and Transfer Agreement (ii) make such Company's management available to meet with the Agent and prospective participants and assignees of Commitments and (iii) assist the Agent or the Lenders in the preparation of information relating to the financial affairs of such Company as any prospective participant or assignee of a Commitment reasonably may request. Subject to the provisions of Section 13.7, each Company authorizes each Lender to disclose to any prospective participant or assignee of a Commitment, any and all information in such Lender's possession concerning such Company and its financial affairs which has been delivered to such Lender by or on behalf of such Company pursuant to this Financing Agreement, or which has been delivered to such Lender by or on behalf of such Company in connection with such Lender's credit evaluation of such Company prior to entering into this Financing Agreement.

         13.5 SHARING OF LIABILITIES. In the event that the Agent, the Lenders or any one of them is sued or threatened with a suit, action or claim by any Company or by a creditor, committee of creditors, trustee, receiver, liquidator, custodian, administrator or other similar official acting for or on behalf of such Company, on account of (a) any preference, fraudulent conveyance or other voidable transfer alleged to have occurred or been received as a result of the operation of this Financing Agreement or the transactions contemplated hereby, or (b) any lender liability theory based on any action taken or not taken by such person in connection with this Financing Agreement or the transactions contemplated hereby, any money paid in satisfaction or compromise of such suit, action, claim or demand, and any expenses, costs and attorneys' fees paid or incurred in connection therewith (whether by the Agent, the Lenders or any one of them), shall be shared proportionately by the Lenders according to their respective Pro Rata Percentages, except to the extent that such person's own gross negligence or willful misconduct directly gave rise to such suit, action or claim. In addition, any costs, expenses, fees or disbursements incurred by agents or attorneys retained by the Agent to effect collection of the Obligations or enforcement of any rights in the Collateral, including enforcing, preserving or maintaining rights under this Financing Agreement, shall be shared among the Lenders according to their respective Pro Rata Percentages to the extent not reimbursed by the Companies or from the proceeds of Collateral. The provisions of this Section 13.5 shall not apply to any suits, actions, proceedings or claims that (a) are filed or asserted prior to the Closing Date or (b) are based on transactions, actions or omissions occurring prior to the date of this Financing Agreement.

         13.6 EXERCISE OF SETOFF RIGHTS. Each Company authorizes each Lender, and each Lender shall have the right, after the occurrence of an Event of Default, without notice, to set off and apply against any and all property or assets of such Company held by, or in the possession of such Lender, any of the Obligations owed to such Lender. Promptly after the exercise of any right to set off, the Lender exercising such right irrevocably agrees to purchase for cash (and the other Lenders irrevocably agree to sell) participation interests in each other Lender's outstanding Revolving Loans as would be necessary to cause such Lender to share the amount of the property set off with the other Lenders based on each Lender's Pro Rata Percentage. Each Company agrees, to the fullest extent permitted by law, that any Lender also may exercise its right to set off with respect to amounts in excess of such Lender's Pro Rata Percentage of the Obligations then outstanding, and may purchase participation interests in the amounts so set off from the other Lenders, and upon doing so shall deliver such excess to Agent, for distribution to the other Lenders in settlement of the participation purchases described above in this Section 13.6.

         13.7 CONFIDENTIALITY. For the purposes of this Section 13.7, "Confidential Information" means all financial projections and all other information delivered to the Agent or any Lender by or on behalf of any Company in connection with the transactions contemplated by or otherwise pursuant to this Financing Agreement that is proprietary in nature and that is clearly marked or labeled (or otherwise adequately identified) as being confidential information of such Company, provided that such term does not include information that (a) was publicly known or otherwise known to the Agent or any of the Lenders prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Agent or the Lenders or any person acting on their behalf, (c) otherwise becomes known to the Agent or the Lenders other than through disclosure by a Company or (d) constitutes financial statements delivered under Section 7.2(h) that are otherwise publicly available. The Agent and the Lenders will maintain the confidentiality of such Confidential Information in accordance with commercially reasonable procedures adopted by the Agent and the Lenders in good faith to protect confidential information of third parties delivered to them, provided that the Agent and the Lenders may deliver or disclose Confidential Information to:

              (a) their respective directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the Line of Credit);

              (b) their respective financial advisors and other professional advisors who are advised to hold confidential the Confidential Information substantially in accordance with the terms of this Section 13.7;

              (c)  any other Lender;

              (d) a commercial bank, commercial finance lender or other financial institution to which the Agent or a Lender sells or offers to sell a portion of their rights and obligations under this Financing Agreement or any participation therein, provided that so long as no Event of Default shall have occurred and remain outstanding, such entity agrees in writing prior to its receipt of such Confidential Information to be bound by the provisions of this
Section 13.7; or

              (e) any other person or entity (including bank auditors and other regulatory officials) to which such delivery or disclosure may be necessary or appropriate (i) to comply with compliance with any applicable law, rule, regulation or order, (ii) in response to any subpoena or other legal process,
(iii) in connection with any litigation to which the Agent or a Lender is a party or (iv) if an Event of Default shall have occurred and remain outstanding, to the extent the Agent may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Financing Agreement.

Each Lender becoming a Lender subsequent to the initial execution and delivery of this Financing Agreement, by its execution and delivery of an Assignment and Transfer Agreement, will be deemed to have agreed to be bound by, and to be entitled to the benefits of, this Section 13.7.

         SECTION 14.  AGENCY
                      ------

         14.1 APPOINTMENT OF AGENT; POWERS. Each Lender hereby irrevocably designates and appoints CIT to act as the Agent for such Lender under this Financing Agreement and the other Loan Documents, and irrevocably authorizes CIT, as Agent for such Lender, to take such action on its behalf under the provisions of this Financing Agreement and the other Loan Documents, and to exercise such powers and perform such duties as are expressly delegated to the

Agent by the terms of this Financing Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In performing its functions under this Financing Agreement, the Agent is acting solely as an agent of the Lenders, and the Agent does not assume, and shall not be deemed to have assumed, an agency or other fiduciary relationship with any Company. The Agent shall not have any (a) duty, responsibility, obligation or liability to any Lender, except for those duties, responsibilities, obligations and liabilities expressly set forth in this Financing Agreement, or (b) fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Financing Agreement or the other Loan Documents, or otherwise exist against the Agent. No Lender that also is designated as a "Documentation Agent" or a "Lead Arranger" hereunder shall have any right, power, duty, responsibility, obligation or liability under this Financing Agreement or any of the other Loan Documents, except for the rights, powers, duties, responsibilities, obligations and liabilities of a Lender hereunder.

         14.2 DELEGATION OF AGENT'S DUTIES. The Agent may execute any of its duties under this Financing Agreement and all ancillary documents by or through agents or attorneys, and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

         14.3 DISCLAIMER OF AGENT'S LIABILITIES. Neither the Agent nor any of its officers, directors, employees, agents, or attorneys shall be liable to any Lender for any action lawfully taken or not taken by the Agent or such person under or in connection with the Financing Agreement and the other Loan Documents (except for the Agent's or such person's gross negligence or willful misconduct). Without limiting the generality of the foregoing, the Agent shall not be liable to the Lenders for (i) any recital, statement, representation or warranty made by any Company or any officer thereof contained in (x) this Financing Agreement, (y) any other Loan Document or (z) any certificate, report, audit, statement or other document referred to or provided for in this Financing Agreement or received by the Agent under or in connection with this Financing Agreement, (ii) the value, validity, effectiveness, enforceability or sufficiency of this Financing Agreement, the other Loan Documents or the Agent's security interests in the Collateral, (iii) any failure of any Company to perform its obligations under this Financing Agreement and the other Loan Documents, (iv) any loss or depreciation in the value of, delay in collecting the Proceeds of, or failure to realize on, any Collateral, (v) the Agent's delay in the collection of the Obligations or enforcing the Agent's rights against any Company or the granting of indulgences or extensions to any Company or any account debtor of such Company, or (vi) for any mistake, omission or error in judgment in passing upon or accepting any Collateral. In addition, the Agent shall have no duty or responsibility to ascertain or to inquire as to the observance or performance of any of the terms, conditions, covenants or other agreements of any Company contained in this Financing Agreement or the other Loan Documents, or to inspect, verify, examine or audit the assets, books or records of any Company at any time.

         14.4 RELIANCE AND ACTION BY AGENT. The Agent shall be entitled to rely, and shall be fully protected in relying, upon legal counsel, independent public accountants and experts selected by Agent, and shall not be liable to the Lenders for any action taken or not taken in good faith based upon the advise of such counsel, accountants or experts. In addition, the Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document believed by the Agent in good faith to be genuine and correct, and to have been signed, sent or made by the proper person or persons. The Agent shall be fully justified in taking or refusing to take any action under this Financing Agreement and the other Loan Documents unless the Agent (a) receives the advice or consent of the Lenders or the Required Lenders, as the case may be, in a manner that the Agent deems appropriate, or (b) is indemnified by the Lenders to the Agent's satisfaction against any and all liability, cost and expense which may be incurred by the Agent by reason of taking or refusing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Financing Agreement and the other Loan Documents in accordance with a request of all Lenders or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

         14.5 EVENTS OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from the Borrowing Agent or a Lender describing such Default or Event of Default with specificity. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to all Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders or Required Lenders, as the case may be, provided that (a) if appropriate, the Agent may require indemnification from the Lenders under Section 14.4 prior to taking such action,
(b) under no circumstances shall the Agent have an obligation to take any action that the Agent believes in good faith would violate any law or any provision of this Financing Agreement or the other Loan Documents, and (c) unless and until the Agent shall have received direction from the Lenders or Required Lenders, as the case may be, the Agent may (but shall not be obligated to) take such action or refrain from taking action with respect to such Default or Event of Default as the Agent shall deem advisable and in the best interests of the Lenders. 14.6 LENDERS' DUE DILIGENCE. Each Lender expressly acknowledges that neither the Agent, nor any of its officers, directors, employees or agents, has made any representation or warranty to such Lender regarding the transactions contemplated by this Financing Agreement or the financial condition of any Company, and such Lender agrees that no action taken by the Agent hereafter, including any review of the business or financial affairs of any Company, shall be deemed to constitute a representation or warranty by the Agent to any Lender. Each Lender also acknowledges that such Lender has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender has deemed appropriate, made its own credit analysis, appraisal of and investigation into the business, operations, property, financial condition and creditworthiness of each Company, and made its own decision to enter into this Financing Agreement. Each Lender agrees, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender shall deem appropriate at the time, (a) to continue to make its own credit analyses and appraisals in deciding whether to take or not take action under this Financing Agreement and (b) to make such investigations as such Lender deems necessary to inform itself as to the business, operations, property, financial condition and creditworthiness of each Company.

         14.7 RIGHT TO INDEMNIFICATION. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Companies and without limiting the joint and severally obligation of the Companies to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of (a) this Financing Agreement or any other Loan Document, (b) the transactions contemplated hereby or (c) any action taken or not taken by the Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct.

         14.8 OTHER TRANSACTIONS. The Agent and any Lender may make loans to and generally engage in any kind of business with each Company, as though the Agent or such Lender were not the Agent or a Lender hereunder. With respect to loans made by the Agent under this Financing Agreement as a Lender, the Agent shall have the same rights and powers, duties and liabilities under this Financing Agreement and the other Loan Documents as any other Lender, and may exercise the same as though it was not the Agent, and the term "Lender" and "Lenders" shall include the Agent in its individual capacity as such.

         14.9 RESIGNATION OF AGENT. The Agent may resign as the Agent upon 30 days notice to the Lenders, and such resignation shall be effective on the earlier of (a) the appointment of a successor Agent by the Lenders or (b) the date on which such 30-day period expires. If the Agent provides the Lenders with notice of its intention to resign as Agent, the Lenders agree to appoint a successor to the Agent as promptly as possible thereafter, whereupon such successor shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor effective upon its appointment. Upon the effective date of an Agent's resignation, such Agent's rights, powers and duties as Agent hereunder immediately shall terminate, without any other or further act or deed on the part of such former Agent or any of the parties to this Financing Agreement. After an Agent's resignation hereunder, the provisions of this
Section 14 shall continue to inure to such Agent's benefit as to any actions taken or not taken by such Agent while acting as the Agent.

         14.10 VOTING RIGHTS; AGENT'S DISCRETIONARY RIGHTS. Notwithstanding anything contained in this Financing Agreement to the contrary, without the prior written consent of all Lenders, the Agent will not agree to:

              (a) amend or waive any Company's compliance with any term or provision of this Financing Agreement, if the effect of such amendment or waiver would be to (i) increase the Revolving Line of Credit, (ii) reduce the principal of, or rate of interest on, the Revolving Loans, (iii) reduce or waive the payment of any fee in which all Lenders share hereunder or (iv) extend the maturity date of any of the Obligations or the date fixed for payment of any installment thereof;

              (b) alter or amend (i) this Section 14.10 or (ii) the definitions of "Net Availability", "Availability Reserve", "Eligible Accounts Receivable", "Eligible Inventory" "Collateral" or "Required Lenders";

              (c) amend the definition of "Borrowing Base", or modify the Agent's criteria for determining compliance with the definitions of "Eligible Accounts Receivable" or "Eligible Inventory", if the effect thereof would be to increase Net Availability;

              (d) except as otherwise expressly permitted or required hereunder, release any Collateral having a value (as determined by the Agent in its reasonable business judgment) of more than $1,000,000 in any fiscal year of the Company; or

              (e) knowingly make any Revolving Loan to any Company if after giving effect thereto the principal amount of all outstanding Revolving Loans would exceed the lesser of (i) the Revolving Line of Credit or (ii) one hundred ten percent (110%) of the amount of the Borrowing Base; provided that in no event shall the Agent continue to knowingly make Overadvances under this Section 14.10(e) for a period in excess of ninety (90) consecutive days without the consent of all Lenders, and provided further that after the occurrence of an Event of Default, the Agent in its sole discretion shall have the right to make Overadvances in excess of any limitation as to time or amount set forth in this clause (e) in order to preserve, protect and/or realize upon the Collateral.

              In all other respects the Agent is authorized to take or to refrain from taking any action which the Agent, in the exercise of its reasonable business judgment, deems to be advisable and in the best interest of the Lenders, unless this Financing Agreement specifically requires any Company or the Agent to obtain the consent of, or act at the direction of, the Required Lenders. Without limiting the generality of the foregoing sentence, and notwithstanding any other provision of this Financing Agreement to the contrary, the Agent shall have the right in its sole discretion to (i) determine whether the requirements for eligibility set forth in the definitions of "Eligible Accounts Receivable" and "Eligible Inventory" are satisfied, (ii) establish, adjust and release the amount of reserves provided for in the definitions of "Availability Reserve", "Eligible Accounts Receivable" and "Eligible Inventory",
(iii) make Overadvances in accordance with clause (e) of this Section 14.10,
(iv) release any Collateral having a value (as determined by the Agent in its reasonable business judgment) of up to $1,000,000 in each fiscal year of the Company, and (v) amend any provision of this Financing Agreement or the other Loan Documents in order to cure any error, ambiguity, defect or inconsistency set forth therein. In the event the Agent terminates this Financing Agreement pursuant to the terms hereof, the Agent agrees to cease making additional loans or advances upon the effective date of termination, except for loans or advances which the Agent in its sole discretion determines are reasonably required to preserve, protect or realize upon the Collateral.

         14.11 DEEMED CONSENT. If a Lender's consent to a waiver amendment or other course of action is required under the terms of this Financing Agreement and such Lender does not respond to any request by the Agent for such consent within ten (10) Business Days after the date of such request, such failure to respond shall be deemed a consent to the requested course of action.

         14.12 NOTICE OF TERMINATION OF COMMITMENT. Each Lender agrees that notwithstanding the provisions of Section 11 of this Financing Agreement, such Lender, acting alone, may terminate its Commitment only as of the initial or any subsequent Anniversary Date, and then only by giving the Agent one hundred fifty
(150) days prior written notice thereof. Within 30 days after receipt of such termination notice, the Agent at its option agrees to either (a) give notice of termination of this Agreement and the Line of Credit to the Borrowing Agent or
(b) purchase such Lender's entire Commitment hereunder for the full amount thereof as of the date of such purchase, plus accrued interest to the date of such purchase.

         14.13 SURVIVAL OF AGREEMENTS OF THE LENDERS. The obligations of the Lenders set forth in Sections 13.3, 13.5, 13.6, 14.4 and 14.7 hereof shall survive the termination of this Financing Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed, accepted and delivered at New York, New York, by their proper and duly authorized officers as of the date set forth above.

                                           THE CIT GROUP/BUSINESS CREDIT, INC.,
                                           as Lender and as Agent


                                           By: /s/ Robert E. Chimenti
                                               ---------------------------------
                                           Name:  Robert E. Chimenti
                                           Title: Vice President

                                           Commitment: $25,000,000


                                           MTM TECHNOLOGIES, INC.,
                                           for itself and as Borrowing Agent


                                           By: /s/ Alan Schwartz
                                               ---------------------------------
                                           Name:  Alan Schwartz
                                           Title: Senior Vice President and
                                                  Chief Financial Officer


                                           MTM TECHNOLOGIES (CALIFORNIA), INC.


                                           By: /s/ Alan Schwartz
                                               ---------------------------------
                                           Name:  Alan Schwartz
                                           Title: Senior Vice President and
                                                  Chief Financial Officer

                                           MTM TECHNOLOGIES (US), INC.


                                           By: /s/ Alan Schwartz
                                               ---------------------------------
                                           Name:  Alan Schwartz
                                           Title: Senior Vice President and
                                                  Chief Financial Officer


                                           MTM TECHNOLOGIES (TEXAS), INC.


                                           By: /s/ Alan Schwartz
                                               ---------------------------------
                                           Name:  Alan Schwartz
                                           Title: Senior Vice President and
                                                  Chief Financial Officer

                      Signature Page to Financing Agreement

                                           INFO SYSTEMS, INC.


                                           By: /s/ Alan Schwartz
                                               ---------------------------------
                                           Name:  Alan Schwartz
                                           Title: Senior Vice President and
                                                  Chief Financial Officer

                      Signature Page to Financing Agreement


                                      S-2